PRELIMINARY COPY DATED SEPTEMBER 16, 2019 — SUBJECT TO COMPLETION

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

SCHEDULE 14A

________________________

Consent Revocation Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

AMAG PHARMACEUTICALS, INC.
(Name of Registrant as Specified In Its Charter)

________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY COPY DATED SEPTEMBER 16, 2019 — SUBJECT TO COMPLETION

AMAG PHARMACEUTICALS, INC.

September [•], 2019

Dear Stockholder:

The Board of Directors (the “Board”) and the management team of AMAG Pharmaceuticals, Inc. (“AMAG”) are committed to implementing AMAG’s strategic plan and to delivering significant value and returns to its stockholders. This letter and the accompanying materials contain important information regarding your investment in AMAG and a decision you will need to make regarding your shares.

Caligan Partners LP (“Caligan”), an activist hedge fund that first became a stockholder of AMAG on June 21, 2019 and rapidly accumulated beneficial ownership of approximately 10.3% of our outstanding common stock, is now soliciting your written consent to remove, without cause, four of the nine members of the Board and to replace them with its handpicked nominees, including one of Caligan’s co-founders. Caligan also seeks your consent to implement certain changes to our bylaws related to Caligan’s campaign.

The Board strongly believes that Caligan’s actions are not in the best interests of AMAG and its stockholders, and unanimously recommends that you do not consent to Caligan’s proposals. You should read the following Consent Revocation Statement carefully, including the section entitled “Reasons to Reject the Caligan Proposals,” because it contains important information about why you should reject Caligan’s efforts to remove and replace nearly half of AMAG’s directors and to implement certain related changes to our bylaws. We ask stockholders to carefully consider the impact that Caligan’s consent solicitation could have on the long-term value of your shares.

Caligan has no duty to act in the best interests of the Company’s stockholders (including when selecting potential nominees to serve on your Board). You can reject Caligan’s efforts to remove and replace four of the nine members of AMAG’s Board by signing, dating and mailing the enclosed GREEN Consent Revocation Card. If you have signed Caligan’s white consent card, we urge you to revoke that consent by signing, dating and mailing the enclosed GREEN Consent Revocation Card. Regardless of the number of shares of AMAG common stock that you own, your revocation of consent is important. PLEASE ACT TODAY AND MAKE YOUR VOICE HEARD REGARDING THE FUTURE OF YOUR COMPANY.

Thank you for your consideration and your continuing support of our company.

Sincerely,

William K. Heiden,

President and Chief Executive Officer

If you have any questions about giving your consent revocation or require assistance, please call:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders may call toll-free: (877) 750-0926
Banks and Brokers may call collect: (212) 750-5833

PRELIMINARY COPY DATED SEPTEMBER 16, 2019 — SUBJECT TO COMPLETION

AMAG PHARMACEUTICALS, INC.

CONSENT REVOCATION STATEMENT

BY THE BOARD OF DIRECTORS OF AMAG PHARMACEUTICALS, INC.
IN OPPOSITION TO A CONSENT SOLICITATION BY CALIGAN PARTNERS LP

September [•], 2019

This consent revocation statement (including the annex attached hereto, this “Consent Revocation Statement”) and the enclosed GREEN Consent Revocation Card are being furnished by the Board of Directors (the “Board”) of AMAG Pharmaceuticals, Inc., a Delaware corporation (the “Company” or “AMAG”) as of the Record Date (as defined below), to the holders of outstanding shares of the Company’s common stock, par value $0.01 per share (the “AMAG Common Stock”), in connection with the Board’s opposition to the solicitation of written consents from the Company’s stockholders (the “Caligan Consent Solicitation”) by Caligan Partners LP and certain other participants (collectively “Caligan”). This Consent Revocation Statement and the enclosed GREEN Consent Revocation Card are first being mailed to stockholders on or about September [•], 2019.

The primary purpose of the Caligan Consent Solicitation is to replace four of the nine directors that you duly elected with a slate of nominees chosen by Caligan (the “Caligan Nominees”). Caligan proposes to effect this by soliciting your written consent to five proposals, each of which is described in this Consent Revocation Statement.

A consent in favor of Caligan’s proposals would be a consent to replace four of the Board’s nine directors with the Caligan Nominees, who would then comprise nearly half of the Board. Caligan has no duty to act in the best interests of the Company’s stockholders (including when selecting potential nominees to serve on the Board).

YOUR BOARD, WHICH IS COMPOSED OF EIGHT INDEPENDENT DIRECTORS, IS COMMITTED TO ACTING IN THE BEST INTERESTS OF ALL OF OUR STOCKHOLDERS.

YOUR BOARD UNANIMOUSLY OPPOSES THE CALIGAN CONSENT SOLICITATION AND URGES YOU NOT TO SIGN ANY WHITE CONSENT CARD SENT TO YOU BY CALIGAN BUT INSTEAD TO SIGN, DATE AND RETURN THE GREEN CONSENT REVOCATION CARD INCLUDED WITH THESE MATERIALS.

The record date for purposes of determining stockholders entitled to give their written consent to the Caligan Proposals is the close of business on [•], 2019 (the “Record Date”). Only holders of record as of the close of business on the Record Date may execute, withhold or revoke consents with respect to the Caligan Consent Solicitation.

As of the Record Date, there were [•] shares of AMAG Common Stock outstanding, each of which is entitled to one vote on each of the Caligan Proposals (as defined below). None of the Caligan Proposals will be effective unless the delivery of the written consents complies with the Amended and Restated Bylaws of the Company (the “Bylaws”) and with Section 228(c) of the Delaware General Corporation Law (“DGCL”). For the Caligan Proposals to be effective under Delaware law and the Bylaws, properly completed and unrevoked written consents from holders of record representing at least a majority of the shares of AMAG Common Stock outstanding as of the close of business on the Record Date must be delivered to the Company within 60 days of the earliest dated written consent delivered to the Company. A stockholder delivered the first written consent to the Company on [•], 2019. Therefore, properly completed and unrevoked consents must be received from holders of the requisite number of shares of AMAG Common Stock no later than [•], 2019 under applicable law in order for the Caligan Proposals to become effective.

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If you have previously signed and returned Caligan’s white consent card, you have every right to change your decision and revoke your consent prior to the time the consents become effective. Whether or not you have signed the white consent card, we urge you to mark the “REVOKE MY CONSENT” boxes on the enclosed GREEN Consent Revocation Card and to sign, date and mail the card in the postage-paid envelope provided. Although submitting a consent revocation will not have any legal effect if you have not previously submitted a consent card, it will help us keep track of the progress of the consent process. Regardless of the number of shares you own, it is important for you to deliver a GREEN Consent Revocation Card. PLEASE ACT TODAY AND MAKE YOUR VOICE HEARD REGARDING THE FUTURE OF YOUR COMPANY.

If you have any questions about giving your consent revocation or require assistance, please call:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders may call toll-free: (877) 750-0926
Banks and Brokers may call collect: (212) 750-5833

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF CONSENT REVOCATION MATERIALS

Copies of the Consent Revocation Statement and any other consent solicitation materials provided by the Company are available without charge on our website at www.amagpharma.com under “Investors”. Information on our website does not constitute part of the Company’s consent revocation materials.

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QUESTIONS AND ANSWERS ABOUT THIS CONSENT REVOCATION STATEMENT

YOUR BOARD URGES YOU NOT TO SIGN ANY WHITE CONSENT CARD SENT TO YOU BY CALIGAN, BUT INSTEAD TO SIGN AND RETURN THE GREEN CONSENT REVOCATION CARD INCLUDED WITH THIS CONSENT REVOCATION STATEMENT.

If you have previously signed and returned Caligan’s white consent card, you have every right to change your decision and revoke your consent prior to the date the consents become effective. Whether or not you have signed the white consent card, we urge you to mark the “REVOKE MY CONSENT” boxes on the enclosed GREEN Consent Revocation Card and to sign, date and mail the card in the postage-paid envelope provided. Please act today and make your voice heard regarding the future of your company.

Q:     Why Am I Receiving This Consent Revocation Statement?

A:     Caligan became a stockholder of AMAG on June 21, 2019 and rapidly accumulated beneficial ownership of approximately 10.3% of AMAG Common Stock. Caligan is now soliciting consents from AMAG stockholders to (i) remove, without cause, the following four members of the Board: Gino Santini, Davey S. Scoon, John A. Fallon, M.D. and James R. Sulat, (ii) elect Caligan’s four hand-picked nominees to serve on the Board: Paul Fonteyne, David Johnson, Lisa Gersh and Kenneth Shea, and (iii) implement certain other corporate actions related to the Bylaws (collectively, the “Caligan Proposals”).

You are receiving this Consent Revocation Statement as a stockholder of AMAG as of the Record Date for the Caligan Consent Solicitation. As further described below, you should sign, date and deliver the enclosed GREEN Revocation Card, by mail, if you wish to:

1.      revoke any consent that to may have delivered or caused to be delivered to approve the Caligan Proposals; or

2.      express your opposition to the Caligan Proposals, even if you have not delivered a consent.

You should carefully review this Consent Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged not to sign any white consent card you may receive from Caligan. Instead, you can reject the solicitation efforts of Caligan and revoke your consent by promptly completing, signing, dating and mailing the enclosed GREEN Consent Revocation Card using the postage-paid envelope provided.

Q:     Who Is Conducting This Solicitation for Consent Revocation?

A:     AMAG’s Board of Directors.

Q:     What Are We Asking You to Do?

A:     You are being asked to revoke any consent that you may have delivered in favor of the Caligan Proposals described in the Caligan Consent Solicitation Statement and, by doing so, preserve the current composition of your Board, which will continue to act in your best interests. If you have not previously submitted a consent, the Board recommends that you do not sign any white consent card sent to you by Caligan.

You may revoke a previously submitted consent and express your opposition to the Caligan Proposals (regardless of whether you have previously submitted a consent) by signing, dating and delivering the enclosed GREEN Consent Revocation Card by mail using the enclosed pre-paid envelope to our proxy solicitor, Innisfree M&A Incorporated (“Innisfree”). By checking “REVOKE MY CONSENT” and signing, dating and delivering the GREEN Consent Revocation Card, you will be revoking (or instructing your nominee to revoke) any consent previously delivered to Caligan. You will also be authorizing AMAG to act on your behalf to take any steps necessary to ensure that such revocation is properly executed. Your revocation, if any, will be executed in accordance with the instructions specified on the GREEN Consent Revocation Card.

Please be aware that if you sign a GREEN Consent Revocation Card but do not check any of the boxes on the card, you will be treated as having revoked any prior consent to all of the Caligan Proposals except that you will not be treated as having revoked your consent to removal of any director or election of any director whose name is written in the space provided in the GREEN Consent Revocation Card.

Q:     Why Should I Oppose Caligan’s Efforts to Replace Nearly Half the Board?

A:     Your Board has unanimously determined that the Caligan Proposals are not in the best interests of the Company’s stockholders and that stockholders should reject these proposals. AMAG held its 2019 Annual Meeting on May 16, 2019, less than four months ago, where our stockholders elected each member of the current Board. Each of the four directors that Caligan is seeking to remove, Gino Santini, Davey S. Scoon, John A. Fallon M.D. and James R. Sulat, brings valuable experience and expertise to your Board. The biographical information of each director, including their experience, qualifications, attributes and skills, led to our Board’s recommendation that each should serve as a member of the Board. For more information on each director’s background, please see “Information about the Current Directors of the Company” on page 9 of this Consent Revocation Statement. While AMAG’s existing corporate governance provides multiple avenues for stockholders to express their views, the Board does not believe that another director election less than four months after the last one is in the best interests of AMAG or its stockholders. Rather, the Board believes that stockholder interests would be best served by allowing your validly elected directors to continue implementing AMAG’s strategic priorities and working to drive stockholder value.

As a result, your Board unanimously opposes the solicitation by Caligan and urges stockholders to reject the solicitation and revoke any consent previously submitted. For more information on the Board’s reasons and recommendations, please see “Reasons to Reject the Caligan Proposals” on page 5 of this Consent Revocation Statement.

Q:     What Happens if the Caligan Proposals Pass?

A:     If unrevoked consents representing a majority of the AMAG Common Stock outstanding as of the Record Date are delivered to us by [•], 2019, four of the nine current members of your Board would be replaced with the Caligan Nominees. In addition, the Bylaws would be amended to fix the size of the Board at no more than nine directors and to require a unanimous vote of directors for the Board to amend the Bylaws in any respect.

Q:     If I Have Already Delivered a Consent, Is It Too Late for Me To Change My Mind?

A:     No. You have every right to revoke your consent by delivering a GREEN Consent Revocation Card at any time until the consents become effective. The consents will not become effective unless and until valid and unrevoked consents of record holders of at least a majority of the outstanding shares of AMAG Common Stock as of the Record Date are received by our Corporate Secretary prior to [•], 2019, the deadline for the Caligan Consent Solicitation under Delaware law.

Q:     What Should I Do to Revoke My Consent?

A:     Mark the “REVOKE MY CONSENT” boxes next to each proposal listed on the enclosed GREEN Consent Revocation Card. Then, sign, date and return the GREEN Consent Revocation Card in the envelope provided. It is important that you date the GREEN Consent Revocation Card when you sign it.

If you beneficially own shares of AMAG Common Stock (but are not a record holder), including because your shares are held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you should sign, date and deliver the GREEN Consent Revocation Card to revoke the previously delivered consent with respect to your shares. By checking “REVOKE MY CONSENT” and signing, dating and delivering the GREEN Consent Revocation Card, you will be instructing your broker, bank, financial institution or other nominee holder to act on your behalf to take any steps necessary to ensure that a revocation is properly executed on your behalf. You will also be authorizing AMAG to act on your behalf to take any steps necessary to ensure that such revocation is properly executed. Your revocation, if any, will be executed in accordance with the instructions specified on the GREEN Consent Revocation Card.

Q:     What Is the Effect of Delivering a GREEN Consent Revocation Card?

A:     Marking “REVOKE MY CONSENT” on the GREEN Consent Revocation Card for a Caligan Proposal will have the effect of revoking any prior consent to such Caligan Proposal. Marking “DO NOT REVOKE MY CONSENT” for a Caligan Proposal will have no effect on any earlier dated consent that you may have delivered to Caligan with respect to such Caligan Proposal or, if you have not previously delivered a consent to Caligan consenting to such Caligan Proposal, will have no effect on the outcome of the consent solicitation. Marking “ABSTAIN” on the GREEN Consent Revocation Card for a Caligan Proposal will be treated as an abstention on such Caligan Proposal. The approval of the Caligan Proposals requires the unrevoked consent to take the proposed actions of record holders of at least a majority of the outstanding shares of AMAG Common Stock as of the Record Date under Delaware law. An abstention with respect to a Caligan Proposal would not be considered a consent to take the proposed action, and therefore an abstention on the GREEN Consent Revocation Card would have the effect of revoking any previously delivered consent.

If the GREEN Consent Revocation Card is signed and returned, it will be voted in accordance with your instructions. If no direction is made with respect to any Caligan Proposal or all Caligan Proposals, by signing and dating the GREEN Consent Revocation Card, you will be treated as having revoked your consent with respect to each Caligan Proposal where no instruction was given, in accordance with the recommendations of the Board of Directors of the Company, except that you will not be deemed to have revoked your consent to the removal of any director, or the election of any director, whose name is written in the space provided on Caligan Proposals 1 and 2.

Even if you have not submitted a consent, we urge you to submit a GREEN Consent Revocation Card because it will help us keep track of the progress of the consent solicitation process.

Q:     What Happens if I Do Nothing?

A:     If you do not send in any consent that Caligan may send you and do not return the enclosed GREEN Consent Revocation Card, you will effectively be declining to give your consent to the Caligan Proposals.

Q:     If I Submit a GREEN Consent Revocation Card Revoking My Consent, Can I Subsequently Revoke Such Consent Revocation?

A:     If you change your mind after submitting a Consent Revocation on the enclosed GREEN Consent Revocation Card, you can submit a later dated consent to Caligan thereafter so long as such consent is submitted during the solicitation period for the Caligan Consent Solicitation. Delivery of a later dated consent would have the effect of revoking the earlier dated consent revocation.

Q:     Who Is Entitled to Consent, Withhold Consent or Revoke a Previously Given Consent with Respect to the Caligan Proposals?

A:     In accordance with Delaware law and the Bylaws, the Board has set [•], 2019 as the Record Date for the determination of the Company stockholders who are entitled to execute, withhold or revoke consents in connection with the Caligan Consent Solicitation. Only stockholders of record as of the close of business on the Record Date may execute, withhold or revoke consents with respect to the Caligan Proposals.

Q:     Who Should I Contact if I Have Questions About the Solicitation?

A:     Please contact Innisfree M&A Incorporated, the firm assisting us in soliciting the revocation of consents:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, NY 10022
Stockholders may call toll-free: (877) 750-0926
Banks and Brokers may call collect: (212) 750-5833

DESCRIPTION OF THE CALIGAN CONSENT SOLICITATION

As set forth in its consent solicitation materials filed with the Securities and Exchange Commission (the “SEC”), Caligan is soliciting consents in favor of the following proposals:

Caligan Proposal		Unanimous Recommendation of the Board
1.

To remove without cause the following four directors of the Board: Gino Santini, Davey S. Scoon, John A. Fallon and James R. Sulat (and, in addition, any person elected, appointed or designated by the Board to fill any vacancy or newly created directorship since [ ], 2019 and prior to the time that any of the actions proposed to be taken by this Consent Solicitation become effective) (“Proposal 1,” or the “Removal Proposal”).

AGAINST
2.

To elect Caligan’s slate of four director nominees — Paul Fonteyne, David Johnson, Lisa Gersh and Kenneth Shea — as directors to fill the vacancies resulting from Proposal 1 as directors and hold office until the annual meeting of stockholders to be held in 2020 and until their successors are duly elected and qualified (“Proposal 2,” or the “Election Proposal”).

AGAINST
3.

Repeal any provision of the Bylaws in effect at the time this proposal becomes effective, including any amendments thereto, which was not included in the Bylaws that were filed with the Securities and Exchange Commission on December 17, 2015 (“Proposal 3,” or the “Bylaw Restoration Proposal”).

AGAINST
4.	Amend Article 2, Sections 2.2 and 2.3 of the Bylaws to fix the size of the Board at no more than nine members (“Proposal 4,” or the “Board Size Proposal”).	AGAINST
5.	Amend Article 7, Section 7.1 of the Bylaws to require unanimous Board approval in order for directors to amend the Bylaws (“Proposal 5,” or the “Bylaw Amendment Proposal”).	AGAINST

Proposal 1 (Removal Proposal), Proposal 3 (Bylaw Restoration Proposal) and Proposal 5 (Bylaw Amendment Proposal) are not subject to, or conditioned upon, the effectiveness of the other Proposals. Proposal 2 (Election Proposal) and Proposal 4 (Board Size Proposal) are conditioned, in part, upon the adoption of Proposal 1 (Removal Proposal). The number of Caligan Nominees that can be elected pursuant to the Election Proposal will depend on the number of members of the Board that are removed pursuant to the Removal Proposal.

In the event that the Removal Proposal passes but the Election Proposal fails to pass, Messrs. Santini, Scoon and Sulat and Dr. Fallon would be removed as directors of the Company. Pursuant to the Bylaws, the resulting vacancies would be filled by the Board or the Company’s stockholders.

REASONS TO REJECT THE CALIGAN PROPOSALS

The Caligan Proposals are designed to enable the Caligan Nominees to take over nearly half the Board, and thereby exercise significant influence over the future of your Company. We ask that you carefully consider whether to support Caligan in light of the potential risks and costs to the Company discussed below.

Proposal 1:    We recommend rejection of Proposal 1 because we believe that the removal of the nearly half of your experienced directors is not in the best interests of the Company and AMAG’s stockholders. These directors were validly elected only four months ago by the stockholders. Each of the four directors that Caligan is seeking to remove — Gino Santini, Davey S. Scoon, John A. Fallon, M.D. and James R. Sulat — has first-hand working knowledge of the Company, its operations, its employees, its marketed products and pipeline. We believe they also bring substantial and valuable experience in the pharmaceutical industry to AMAG. We encourage you to review the background and qualifications of each director that Caligan is attempting to remove from the Board, which is available under “Information about the Current Directors of the Company” on page 9 of this Consent Revocation Statement. We also believe that removing these directors could have a destabilizing effect on the Board, as they include the Chairman of the Board, the Chair of the Audit Committee and the entire membership of the Compensation Committee.

Proposal 2:    We recommend rejection of Proposal 2 because we do not believe that the election of the four Caligan Nominees will help achieve the Company’s goal of maximizing value for all of its stockholders. The Company recently added two new independent directors to the Board in April 2019. As a result, the current members of the Board possess a well-diversified range of experience and deep institutional knowledge of the Company. In contrast, the Caligan Nominees have no institutional knowledge of the Company and appear to, collectively, have limited experience in our industry. If all Caligan Nominees were to be elected, this would result in six of the nine directors having served on the Board for less than a year.

Proposal 3:    We recommend rejection of Proposal 3 because this proposal is speculative and is designed to nullify unspecified provisions of the Bylaws that may be adopted by the Board acting in its best judgment for reasons unrelated to the Caligan Consent Solicitation. The automatic repeal of any duly adopted Bylaw amendment, irrespective of its content, could have the unfortunate effect of repealing one or more properly adopted Bylaw amendments determined by the Board to be in the best interests of the Company and its stockholders, even if unrelated to the Caligan Consent Solicitation. The Board has not adopted any amendments to the Bylaws and does not intend to adopt any amendments to the Bylaws during Caligan’s consent solicitation process.

Proposal 4:    We recommend rejection of Proposal 4 because we do not believe that capping the size of the Board of Directors is clearly in the best interests of our stockholders. In our view, the Board must retain the ability to adjust its membership to ensure that it has the proper composition to maximize stockholder value. Restricting the Board to its current size would prevent the Board from adding any new voices unless and until there is a vacancy on the Board. We do not believe that Caligan has provided a clear explanation for why capping the size of the Board would increase the Company’s value or is in the best interests of AMAG’s stockholders. Rather, it seems to us that Caligan seeks to lock in its influence over the Board by restricting new membership.

Proposal 5:    We recommend rejection of Proposal 5 because we believe that the Board must be able to amend the Bylaws at any time by a vote of a majority of the validly elected directors. The Board’s fiduciary duties under Delaware law require that the Board retain flexibility to adopt any amendment to the Bylaws that it believes is proper and in the best interest of the Company’s stockholders. By requiring unanimous consent of directors for the Board to adopt a Bylaw amendment, the Board’s ability to amend our Bylaws in order protect and maximize your investment in AMAG could be restricted.

FOR THE FOREGOING REASONS, THE BOARD STRONGLY BELIEVES THAT THE CALIGAN CONSENT SOLICITATION IS NOT IN THE BEST INTERESTS OF THE COMPANY’S STOCKHOLDERS. WE URGE STOCKHOLDERS TO REJECT THE CALIGAN CONSENT SOLICITATION AND REVOKE ANY CONSENT PREVIOUSLY SUBMITTED.

DO NOT DELAY. IN ORDER TO HELP ENSURE THAT THE CURRENT BOARD IS ABLE TO ACT IN YOUR BEST INTERESTS, PLEASE SIGN, DATE AND RETURN THE ENCLOSED GREEN CONSENT REVOCATION CARD TODAY.

BACKGROUND OF THE CALIGAN CONSENT SOLICITATION

On August 15, 2019, Caligan filed a Schedule 13D with the SEC disclosing that it had accumulated approximately 10.3% of AMAG Common Stock since June 21, 2019. According to its public disclosures, Caligan did not own any shares of AMAG Common Stock prior to June 21, 2019. Caligan did not contact the Company prior to the day of the filing of its Schedule 13D.

Later on August 15, 2019, representatives of Caligan contacted the Company to request a call with William K. Heiden, the Company’s President and Chief Executive Officer.

On August 19, 2019, Mr. Heiden and Edward Myles, the Company’s Chief Financial Officer, spoke by telephone with representatives of Caligan regarding Caligan’s perspectives on the Company. At this meeting, Caligan requested an in-person meeting with representatives of the Company the following week. Representatives of the Company subsequently worked to schedule an in-person meeting within Caligan’s requested timeframe.

On August 27, 2019, Mr. Heiden and Mr. Myles hosted representatives of Caligan, David Johnson and Samuel J. Merksamer, for an in-person meeting at the Company’s offices. At this meeting, Caligan indicated that it wanted representation on the Board for individuals who would be independent of Caligan, but that it did not want to engage in a proxy contest to obtain Board seats. Caligan did not indicate any intent to engage in a consent solicitation with respect to the Company. Mr. Heiden and Mr. Myles responded that they would share their conversation with the Board and get back to Caligan regarding scheduling a meeting with Gino Santini the Chairman of the Board.

On August 30, 2019, representatives of the Company contacted Caligan to indicate that the Company was working to coordinate a meeting between representatives of Caligan and Mr. Heiden, Mr. Myles and Mr. Santini.

On September 4, 2019, despite Caligan’s prior indication that it did not want to engage in any proxy contest against the Company, Caligan filed a preliminary consent solicitation statement with the SEC seeking the written consent of our stockholders to the Caligan Proposals and issued a press release and other campaign materials related to the Caligan Consent Solicitation.

Later on September 4, 2019, the Company issued a press release urging stockholders to take no action on the Caligan Consent Solicitation until the Board had an opportunity to review the Caligan Proposals and form a recommendation to stockholders.

Also on September 4, 2019, Caligan sent the Company a letter demanding to examine the Company’s books and records pursuant to Delaware General Corporation Law Section 220. Sidley Austin LLP (“Sidley”), the Company’s counsel, responded on September 11, 2019, offering to fulfill the demand, subject to customary conditions. On September 12, 2019, the Company and Caligan entered into a confidentiality agreement governing Caligan’s books and records demand.

On September 10, 2019, the Company filed a preliminary Consent Revocation Statement with the SEC with respect to the Caligan Consent Solicitation.

On September 11, 2019, Messrs. Santini, Heiden and Myles, as representatives of the Company, met with Messrs. Johnson and Merksamer and Robert Laman, as representatives of Caligan, at Sidley’s New York office to listen to Caligan’s perspectives and proposals.

On September 12, 2019, the Company issued a press release, urging stockholders to take no action on the Caligan Consent Solicitation until they had an opportunity to review the Company’s definitive consent solicitation materials.

On September 16, 2019, the Company filed this revised preliminary Consent Revocation Statement with the SEC with respect to the Caligan Consent Solicitation.

INFORMATION ABOUT THE CONSENT SOLICITATION

Voting Securities and Record Date

The Record Date for the Caligan Consent Solicitation is the close of business on [•], 2019. As of the Record Date, there were [•] shares of AMAG Common Stock outstanding. Each share of AMAG Common Stock outstanding as of the Record Date will be entitled to one vote per share in connection with the Caligan Consent Revocation.

Only stockholders of record as of the Record Date are eligible to execute, withhold and revoke consents in connection with the Caligan Proposals. Record holders of AMAG Common Stock who wish to revoke a previously executed consent should sign, date and deliver the GREEN Consent Revocation Card.

Persons beneficially owning shares of AMAG Common Stock (but not holders of record), such as persons whose ownership of AMAG Common Stock is held through a broker, bank or other financial institution, should contact such broker, bank or financial institution and instruct such person to execute the GREEN Consent Revocation Card on their behalf. Any abstention on an executed GREEN Consent Revocation Card will have the same effect as voting against the Caligan Proposals and revoking any prior consent to the Caligan Proposals.

Effectiveness of Consents

Under Delaware law and the Bylaws, our stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Under Section 228 of the DGCL, the Caligan Proposals will become effective if valid, unrevoked consents signed by the holders of a majority of the shares of AMAG Common Stock outstanding as of the Record Date are delivered to the Company within sixty (60) days of the earliest dated consent delivered to the Company.

BECAUSE THE CALIGAN PROPOSALS COULD BECOME EFFECTIVE BEFORE THE EXPIRATION OF THE 60-DAY PERIOD DISCUSSED ABOVE, WE URGE YOU TO ACT PROMPTLY AND RETURN THE GREEN CONSENT REVOCATION CARD TODAY.

Effect of a GREEN Consent Revocation Card

A stockholder may revoke any previously signed consent by marking “REVOKE MY CONSENT” or “ABSTAIN” on the GREEN Consent Revocation Card and signing, dating and returning the card using the postage-paid envelope provided. A consent may also be revoked by delivery of a written revocation of your consent to Caligan. Stockholders are urged, however, to deliver all consent revocations in the postage-paid envelope provided.

If you sign and date the GREEN Consent Revocation Card but make no direction, you will be treated as having revoked your consent with respect to the Caligan Proposals, except that you will not be treated as having revoked your consent to removal of any director under Proposal 1 or election of any Caligan Nominee under Proposal 2 whose name is written in the space provided in the GREEN Consent Revocation Card.

The revocation of any previously executed consent or GREEN Consent Revocation Card should be signed and have a date subsequent to the previously executed consent or GREEN Consent Revocation Card. The revocation is not required to state the number of shares held unless you wish to revoke your consent with respect to less than all shares as to which you previously executed a consent, in which case you must state the number of shares to which your revocation relates. In addition, if you have more than one account with respect to which you have executed a consent, the revocation should identify the relevant account for which the consent is being revoked.

If you beneficially own shares of AMAG Common Stock (but are not a record holder), including because your shares of AMAG Common Stock that you owned on the Record Date were held for you in an account with a stock brokerage firm, bank nominee or other similar “street name” holder, you are not entitled to revoke your consents with respect to such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other “street name” holder to grant or revoke consent for the shares of AMAG Common Stock held in your name. Accordingly, you should contact the person responsible for your account and direct him or her to execute the enclosed GREEN Consent Revocation Card on your behalf. If your bank, brokerage firm, dealer, trust company or other nominee provides for consent instructions to be delivered to them by telephone or internet, instructions will be included with the GREEN

Consent Revocation Card. You will also be authorizing AMAG to act on your behalf to take any steps necessary to ensure that such revocation is properly executed. Alternatively, you can contact the person responsible for your account and direct him or her to revoke a request by executing the enclosed GREEN Consent Revocation Card on your behalf. If you choose to do so, we encourage you to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to the Company at the address set forth above so that the Company will be aware of your instructions and can attempt to ensure each instruction is followed.

YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO CALIGAN. TO DO SO, YOU ONLY NEED TO SIGN, DATE AND RETURN THE GREEN CONSENT REVOCATION CARD THAT ACCOMPANIES THIS CONSENT REVOCATION STATEMENT. WHEN MARKING BOXES ON THE GREEN CONSENT REVOCATION CARD “REVOKE MY CONSENT” AND “ABSTAIN” WILL HAVE THE EFFECT OF REVOKING A PRIOR CONSENT.

Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your Consent Revocation Card to the Company or to Caligan or by delivering to Caligan a subsequently dated white consent card that Caligan sent to you.

Results of This Consent Revocation Solicitation

The Company anticipates retaining an independent inspector of elections in connection with the Caligan Consent Solicitation. The Company intends to notify stockholders of the results of the Caligan Consent Solicitation by issuing a press release, which it will also file with the SEC as an exhibit to a Current Report on Form 8-K.

Participants in the Solicitation

Under applicable regulations of the SEC, each of AMAG’s directors and certain of AMAG’s officers and employees will be deemed to be “participants” in this consent revocation solicitation. For information about AMAG’s directors, officers and employees who will be deemed to be participants in the solicitation, please see “Annex A — Certain Information Regarding Participants in this Solicitation” to this Consent Revocation Statement.

Other than the persons described herein as participants, no general class of employee of the Company will be employed to solicit stockholders in connection with the solicitation. However, in the course of their regular duties, employees may be asked to perform clerical or ministerial tasks in furtherance of this solicitation.

Cost and Method of this Consent Revocation Solicitation

The cost of this consent revocation solicitation will be borne by the Company. The Company estimates that the total expenditures relating to the Company’s consent revocation solicitation (other than salaries and wages of officers and employees), but excluding costs of litigation related to the solicitation (if any), will be approximately $[•], of which [•] has been incurred as of the date of this Consent Revocation Statement. We anticipate seeking D&O insurance policy coverage for a portion of our costs. In addition to solicitation by mail, directors and officers and employees of the Company who are participants may, without additional compensation, solicit revocations by mail, e-mail, in person or by telephone or other forms of telecommunication. We will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding this Consent Revocation Statement and related materials to, and obtaining instructions relating to such materials from, beneficial owners of AMAG Common Stock.

The Company has retained Innisfree as its proxy solicitor. Innisfree has advised the Company that approximately 15 of its employees will be involved in the solicitation of consent revocations by Innisfree on behalf of the Company. Innisfree will solicit consent revocations by mail, telephone, facsimile and email. Under our agreement with Innisfree, Innisfree will receive a fee of up to [•] plus the reimbursement of reasonable out-of-pocket expenses. In addition, Innisfree and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.

INFORMATION ABOUT THE CURRENT DIRECTORS OF THE COMPANY

The following sets forth information about the current members of the Board (all of whom were elected or reelected at AMAG’s 2019 annual meeting of stockholders held in May 2019 (the “2019 Annual Meeting”)) as of the date of this Consent Revocation Statement, including the experience, qualifications, attributes or skills that led to the conclusion that each such person should serve as a director. Companies with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act are referred to in the biographies below as “public” companies. Any company registered as an investment company under the Investment Company Act of 1940 is referred to as a “registered investment company” in the biographies below. Unless provided elsewhere in this Consent Revocation Statement, all employment history in the past five years is provided below. No such employment occurred at a corporation or organization that is a parent, subsidiary or other affiliate of the Company.

William K. Heiden, age 59, has been a director since May 2012. Mr. Heiden has been Chief Executive Officer of AMAG since May 2012 and served as President from May 2012 through April 2015 and from April 2017 to the present. Prior to joining AMAG, he was the President and Chief Executive Officer of GTC Biotherapeutics, Inc., now rEVO Biologics, Inc., a pharmaceutical company (“GTC”), from 2010 to 2012. Mr. Heiden was President and Chief Executive Officer and a member of the Board of Directors of Elixir Pharmaceuticals, Inc. (“Elixir”) from 2004 to 2008. Prior to joining Elixir, he served as President and Chief Operating Officer of Praecis Pharmaceuticals, Inc., which was subsequently acquired by GlaxoSmithKline plc, from 2002 to 2004. From 1987 to 2002, Mr. Heiden held various positions of increasing responsibility at Schering-Plough Corporation, now Merck & Co., including managing a number of businesses in the United States, Europe and Canada. Mr. Heiden has been a member of the Board of Directors of Atara Biotherapeutics, Inc. a public biopharmaceutical company, since June 2018. From 2006 to 2013, he served on the Board of Directors of LFB Biotechnologies S.A.S., a private French biotechnology company, and from 2007 to 2013, Mr. Heiden served as Chairman of the Board of Directors of GTC. Mr. Heiden holds a B.A. from the University of Florida, an M.B.A. from Cornell University’s Johnson Graduate School of Management, and a M.I.M. from the University of Louvain. The Board believes that Mr. Heiden’s 30 plus years of pharmaceutical industry experience leading organizations in both large pharmaceutical and emerging biotechnology companies, significant commercial expertise, and strong deal making experience provides the Board with valuable and specialized expertise as we commercialize and pursue expansion opportunities for our current products, and as we pursue additional business development opportunities and grow our organization.

Barbara Deptula, age 65, has been a director since September 2013. Ms. Deptula served as the Executive Vice President of Business Development and Chief Corporate Development Officer of Shire Plc. (“Shire”), a public biopharmaceutical company, from 2004 to 2012. Prior to joining Shire, Ms. Deptula served as President of the biotechnology division of SICOR, Inc. from 2003 to 2004. Prior to SICOR, Inc., Ms. Deptula served as Senior Vice President for Coley Pharmaceutical Group, Inc. from 2000 to 2003. Prior to 2000, she also held senior management positions in public and private pharmaceutical companies where Ms. Deptula focused on marketing, product development, licensing and business development, including US Bioscience, Inc., Schering Plough International, Lederle Laboratories, a division of American Cyanamid Co., U.S.A., and Genetics Institute. Ms. Deptula holds a B.S. in Pharmacy from the University of Connecticut’s School of Pharmacy and an M.B.A. with a concentration in finance from the University of Chicago Booth School of Business. The Board believes that Ms. Deptula’s qualifications to sit on our Board include her decades of experience in a variety of biotechnology and multi-national pharmaceuticals organizations including her role as Chief Corporate Development Officer at Shire in light of our strategic business development initiatives, which focus on acquiring and in-licensing additional pharmaceutical products as well as out-licensing certain programs in territories in which we do not have a strategic focus.

John A. Fallon, M.D., age 72, has been a director since September 2014. From 2004 until January 2016, Dr. Fallon served as Senior Vice President and Chief Physician Executive at Blue Cross & Blue Shield of Massachusetts (“BCBS”). Prior to his role at BCBS, Dr. Fallon served as Chief Executive Officer for clinical affairs at the State University of New York Downstate Medical Center, including University Hospital of Brooklyn and the clinical faculty practice plan. His professional experience also includes the Partners Healthcare System, where he was chairman of the physician network. Dr. Fallon was also the founder and Chief Executive Officer of North Shore Health System, a large physician-hospital organization in Massachusetts. He has served on the Board of Directors of Insulet Corporation, a public medical devices company, since 2012 and as the lead independent director from February 2015 to August 2016 and currently serves as the Chair of the Nominating, Governance and Risk Committee.

Dr. Fallon has also served on the Board of Directors of Collegium Pharmaceutical Inc., a public pharmaceutical company, since June 2016 where he is also a member of the Audit Committee and the Chair of the Nominating and Governance Committee. Dr. Fallon also serves on the Board of Directors of NEHI (Network for Excellence in Health Innovation), a non-profit organization. In addition, he was a member of the Board of Directors of Exact Sciences Corporation, a public molecular diagnostics company, since from January 2016 to July 2019, where he was also a member of the Audit Committee and Nominating and Governance Committee. Dr. Fallon practiced internal medicine for more than 20 years, fulfilled his residency at Boston City Hospital, is Board Certified in Internal Medicine and is a fellow of the American College of Physicians. He received a B.A. in chemistry from the College of the Holy Cross, an M.B.A from the University of South Florida and a medical degree from Tufts University School of Medicine. The Board believes that Dr. Fallon’s qualifications to sit on our Board include his strong executive experience and extensive expertise in running a managed healthcare organization, including with pharmaceutical reimbursement and pricing issues, his experience as an executive of a leading healthcare insurance company and his experience as a clinician and administrator in academia and community-based health systems.

Kathrine O’Brien, age 56, has been a director since April 2019. Ms. O’Brien served from 1984 to September 2018 in roles of increasing responsibility at Unilever PLC., a public consumer goods company. Most recently at Unilever, she served as Vice President/General Manager, Skin & Marketing Services and was a member of the North America Leadership Team. She has been a member of the Board of Directors of Tabula Rasa HealthCare, Inc., a public healthcare technology company, since November 2018 and has been a member of the Board of Trustees of Lehigh Valley Health Network, a medical group, since June 2017. Ms. O’Brien holds a B.A. in economics from Boston College and an M.B.A. from Columbia University. The Board believes that Ms. O’Brien’s qualifications to sit on our Board include her decades of experience and recognition in the marketing field, including digital and social media, with a focus on women’s personal care products, in light of our commercial programs, which focus, in part, in the women’s health area and utilize direct-to-consumer marketing strategies.

Robert J. Perez, age 55, has been a director since January 2009. Mr. Perez has been an Operating Partner at General Atlantic, a global growth equity firm, since January 2019, the Executive Chairman and member of the Board of Directors of Akili Interactive Labs, Inc. since 2017, the founder and Chairman of Life Science Cares, a non-profit organization, since 2016, and was the founder and Managing Partner at Vineyard Sound Advisors, LLC, a biopharmaceutical consulting firm, from March 2015 to December 2018. He previously served as Chief Executive Officer of Cubist Pharmaceuticals, Inc. (“Cubist”), a public pharmaceutical company, from January 1, 2015 until Cubist was acquired by Merck & Co., Inc. later that month. Mr. Perez joined Cubist in 2003 as Senior Vice President, Sales and Marketing, and led the launch of Cubicin® (daptomycin for injection). He served as Executive Vice President and Chief Operating Officer from 2007 to 2012 and President and Chief Operating Officer from 2012 to December 2014. Prior to joining Cubist, Mr. Perez served as Vice President of Biogen, Inc.’s CNS business unit from 2001 to 2003, where he was responsible for commercial leadership of an $800 million neurology business unit, and from 1995 to 2001 he held positions of increasing responsibility within Biogen’s CNS commercial organization. From 1987 to 1995 Mr. Perez held various sales and marketing positions at Zeneca Pharmaceuticals. Mr. Perez has been a member of the Board of Directors of Zafgen, Inc. a public biopharmaceutical company, since September 2015 and a member of the Board of Directors of Spark Therapeutics, Inc., a public gene therapy company, since January 2018. In addition, Mr. Perez has served as a member of the Board of Directors of Vir Biotechnology, Inc., a biotechnology company, since February 2017 and a member of the Board of Directors of ImmusanT, Inc., a biotechnology company, since April 2018. Mr. Perez also currently serves as a member of the Board of Trustees at the Dana-Farber Cancer Institute, Inc. Mr. Perez was a member of the Board of Directors of Unum Therapeutics Inc., a public biopharmaceutical company, from March 2018 to June 2019, a member of the Board of Directors of Cidara Therapeutics, Inc., a public biotechnology company, from March 2015 to June 2018, a member of the Board of Directors of Flex Pharma, a public biotechnology company, from September 2015 to January 2018 and a member of the Board of Directors of Cubist from April 2014 to January 2015. Mr. Perez received a B.S. from California State University, Los Angeles and an M.B.A. from the Anderson Graduate School of Management at the University of California, Los Angeles. The Board believes that Mr. Perez’s more than twenty years of sales and marketing experience within the pharmaceutical and biotechnology industries has provided him with valuable commercial and operational experience, as well as leadership skills that are important to the Board. In particular, Mr. Perez’s experience leading the launch and commercialization of highly successful specialty pharmaceutical products, including his experience with life cycle management programs, is especially valuable to the Board as we continue to commercialize our products and as we seek to commercialize additional in-licensed or acquired products.

Anne M. Phillips, M.D., FRCPC, age 65, has been a director since April 2019. Dr. Phillips currently holds the position of Senior Vice President, Clinical Development, Medical and Regulatory Affairs at Novo Nordisk, Inc., a pharmaceutical company, where she has served since 2011. Prior to Novo Nordisk, Dr. Phillips served in various roles of increasing responsibility from 1998 to 2010 at GlaxoSmithKline plc, a global healthcare company. Dr. Phillips also served as the Head of the Infectious Diseases Program and Deputy Physician-in-Chief at Wellesley Central Hospital/St. Michael’s Hospital in Toronto, Canada. She has been a member of the Board of Directors of Trevena, Inc., a public biopharmaceutical company, since December 2014, where she is also a member on the Nominating and Corporate Governance Committee and Compensation Committee. Dr. Phillips is a Fellow of The Royal College of Physicians and Surgeons of Canada, earned an M.D. from the University of Toronto and received a BSc from the University of Western Ontario. The Board believes that Dr. Phillips’ broad-based expertise in the pharmaceutical industry leading clinical research and development, medical, and regulatory functions, as well as her medical training, allows her to make valuable contributions to the medical and scientific understanding of the Board, which is particularly important given our expansive development pipeline, including our AMAG-423 and ciraparantag products.

Gino Santini, age 63, has been a director since February 2012 and has served as Chairman of the Board of Directors since April 2014. From 1983 to 2010, Mr. Santini held a variety of commercial and operational roles at Eli Lilly and Company (“Eli Lilly”), a public pharmaceutical company, serving most recently from 2007 to 2010 as Senior Vice President, Corporate Strategy and Business Development, where he led corporate strategy and long-range planning, mergers and acquisitions, new product licensing and the expansion of Lilly Ventures in the U.S. and China. During his tenure at Eli Lilly, Mr. Santini held various leadership positions of increasing responsibility, including manager of various international regions, Senior Vice President of Corporate Strategy and Policy from 2004 to 2007, President of U.S. operations from 1999 to 2004 and President of the women’s health franchise from 1997 to 1999. Mr. Santini has served on the Board of Directors of Collegium Pharmaceuticals, Inc., a public pharmaceutical company, since 2012, where he is the chair of the Compliance Committee and a member of the Compensation Committee. Mr. Santini has also served on the Board of Directors of Allena Pharmaceuticals, Inc., a public specialty pharmaceutical company, since 2012 where he is the chair of the Compensation Committee and a member of the Audit Committee. Since December 2015, Mr. Santini has served on the Board of Directors of Intercept Pharmaceuticals, Inc. a public biopharmaceutical company, where he is also the chair of the Compensation Committee and a member of the Audit Committee. Mr. Santini also serves on the Board of Directors, as well as the Chair of the Transactions Committee and a member of the Compensation Committee of the Board of Directors, of Horizon Pharma, Plc., a public biopharmaceutical company, where he has been a director since 2012. Mr. Santini has served on the Board of Directors of Intarcia Therapeutics, Inc., a biopharmaceutical company, since 2013 and Artax Biopharma Inc., a biopharmaceutical company, since April 2014. Mr. Santini was a member of the Board of Directors of Vitae Pharmaceuticals, Inc., a public pharmaceutical company, from September 2014 to November 2016 when it was acquired by Allergan plc in October 2016. He holds an undergraduate degree in mechanical engineering from the University of Bologna and an M.B.A. from the Simon School of Business, University of Rochester. The Board believes that Mr. Santini’s long career at Eli Lilly and extensive domestic and international commercial, corporate strategy, business development and transaction experience are valuable skill sets for the Board as it seeks to continue to drive growth and seeks to acquire or in-license other assets or companies to further expand our product portfolio, such as our recent acquisition of AMAG-423 and ciraparantag. Mr. Santini’s more recent experience on a variety of small to mid-size pharmaceutical companies’ boards is also helpful to his work on the Board.

Davey S. Scoon, age 72, has been a director since December 2006. Mr. Scoon served as Chief Administrative and Financial Officer of Tom’s of Maine, a company that manufactures natural care products, from 2003 to 2005. From 2001 to 2003, Mr. Scoon served as Chief Financial and Administrative Officer for Sun Life Financial U.S., and from 1999 to 2001, Mr. Scoon served as Vice President and Chief Financial Officer for Sun Life Financial U.S. From 1985 to 1999, Mr. Scoon was employed by Liberty Funds Group of Boston (formerly Colonial Management) in various capacities, including Chief Financial Officer and Chief Operating Officer. Since 2012, Mr. Scoon has been a member of the Board of Directors and the Chairman of the Audit Committee of Albireo Pharma, Inc. (formerly known as Biodel Inc.), a public biopharmaceutical company. Mr. Scoon has been a director of Allianz Funds, a registered investment company, since 2006, where he also served as Chairman of the Board of Trustees until January 2019. Mr. Scoon was also a member of the Board of Directors and the Audit Committee of Orthofix International, N.V., a medical device company, from 2011 to June 2015. Mr. Scoon was an Adjunct Professor at the University of Wisconsin-Madison from 2011 to 2018. Mr. Scoon holds a B.B.A. from the University of Wisconsin and an M.B.A. from Harvard Business School. The Board believes that Mr. Scoon’s extensive financial, accounting and operational experience gained through the various executive and board positions he has held over the past 30 years provides the Board with valuable and highly specialized expertise and advice, particularly in Mr. Scoon’s role as the Chair of the Audit Committee.

James R. Sulat, age 69, has been a director since April 2014. From 2009 to 2013, Mr. Sulat served as Chief Executive Officer and Chief Financial Officer of Maxygen, Inc. (“Maxygen”), a public biopharmaceutical company, and was a member of Maxygen’s Board of Directors from 2003 to 2013. From 2005 until 2008, Mr. Sulat served in several roles for Memory Pharmaceuticals Corp. (“Memory”), including as President and Chief Executive Officer from 2005 to 2008, as Chief Financial Officer during 2008, and as a member of Memory’s Board of Directors from 2005 to 2009. Mr. Sulat has served on the Board of Directors of Arch Therapeutics, Inc., a public medical device company, since August 2015. Mr. Sulat served as the Chairman of the Board of Directors for Momenta Pharmaceuticals, Inc., a public biotechnology company, and a member of its Audit Committee and Nomination and Corporate Governance Committee from 2008 to July 2019. Since 2005, Mr. Sulat has served on the Supervisory Board of Intercell AG and, its successor company, Valneva SE, both public European biotechnology companies, and currently serves as Chairman of its Audit Committee. Mr. Sulat served on the Board of Directors of Diadexus, Inc., a public diagnostics company, from January 2015 to June 2016 as well as Chairman of its Audit Committee and a member of its Nominating and Corporate Governance Committee. Mr. Sulat also served as a member of the Board of Directors for Tolero Pharmaceuticals, Inc., a private biopharmaceutical company, from April 2015 to January 2017, when it was acquired by Sumitomo Dainippon Pharma Co., Ltd. Mr. Sulat received his B.S. in Administrative Sciences from Yale University. He received his M.B.A. and his M.S. in Health Services Administration from Stanford University. The Board believes that Mr. Sulat’s qualifications to sit on our Board include his strong executive experience and extensive financial accounting, corporate finance, operations and business development expertise garnered through his executive roles and his board-level experience at various public and private companies.

INFORMATION REGARDING OUR BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of Our Board of Directors

The Board has determined that, other than Mr. Heiden, each director of the Company is “independent” as such term is defined in the listing standards of the Nasdaq Stock Market (“Nasdaq”). The Board has affirmatively determined that no independent director has any material relationship with us that would interfere with the exercise of his or her independent judgment.

Board Leadership Structure

Our Board is led by an independent Chair, currently Mr. Santini, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas, and to determine the materials distributed to the Board. During 2018, our Chief Executive Officer, Mr. Heiden, was and continues to be the only member of our Board who is not an independent director. Our Corporate Governance Guidelines provide our Board with flexibility to determine the appropriate leadership structure based on the specific needs of the business and the best interests of our stockholders. Although we do not have a formal policy regarding whether the offices of Chair of the Board and Chief Executive Officer should be separate, our Board believes that the existing leadership structure, with the separation of the Chair of the Board and Chief Executive Officer roles, is appropriate at the current time. The Board believes that the current structure enhances the accountability of the Chief Executive Officer to the Board and strengthens the Board’s independence from management, including helping to ensure that any potential strategic transactions involving AMAG are evaluated independently of management’s interest and in light of the best interests of our stockholders. Separating these roles also alleviates the administrative burden on our Chief Executive Officer and allows that person to focus his or her efforts on managing our business in the best interests of our stockholders. The Board recognizes that, depending on the circumstances, other leadership models, such as combining the role of Chair and Chief Executive Officer, might be appropriate and, accordingly, the Board periodically reviews its leadership structure.

Director Resignation Policy

Under Delaware law, an incumbent director may remain in office notwithstanding the failure to receive the required vote for re-election until the director’s successor is duly elected. To address this “holdover rule,” our Corporate Governance Guidelines include a director resignation policy, whereby our Board will nominate for re-election or fill vacancies with only those directors who tender an irrevocable, contingent resignation in writing that will become effective upon (a) the failure to receive the required vote at the next stockholders’ meeting at which they face election and (b) the Board’s acceptance of such resignation. If a director fails to receive the required vote for re-election, the Governance and Risk Committee will promptly consider the director’s resignation and the circumstances that led to such director’s failure to receive the required vote for re-election (if known), and recommend to the full Board whether to accept or reject such director’s resignation. Our Board expects the director whose resignation is under consideration to abstain from participating in any decision regarding such director’s resignation. In considering whether to accept or reject a director’s resignation, the Governance and Risk Committee and Board may consider any factors it deems relevant. Within 30 days after the date of the certification of the election results for the applicable stockholders’ meeting, our Board will act on the resignation, taking into account the Governance and Risk Committee’s recommendation, and publicly disclose its decision in a Current Report on Form 8-K.

The Board’s Role in Risk Oversight

The Board acknowledges that the successful development and commercialization of products is an enterprise of inherent risk, including significant risk in each of the drug development, regulatory approval, launch, commercialization and life cycle management stages. Accordingly, the Board believes that the identification, prioritization and management of risks are an integral part of establishing, updating and executing on our business strategy. The Board, both as a whole and at the committee level, has oversight responsibility relating to risks that could affect the corporate strategy, business objectives, compliance, operations, financial condition and performance of the Company. Although the Board maintains ultimate responsibility for such enterprise risk assessment, the Board has delegated to the Governance and Risk Committee the responsibility of providing oversight with respect to our risk management process. Such oversight responsibilities include a review of the steps management has taken to monitor, control and report such exposures, periodic reviews of our policies with respect to risk assessment and risk management, including periodic enterprise risk management assessments, and reporting on such reviews to the full Board.

Our senior executives regularly attend meetings of the Board, the Governance and Risk Committee and other committees, and provide the Board and its committees with regular reports regarding our operations, strategies, and objectives and the risks inherent within them. Board and committee meetings also provide a venue for directors to discuss issues with, request additional information from, and provide guidance to, senior management. The Board and its committees call special meetings and request information and reports from senior management when necessary to address specific issues. In addition, our directors have direct access to senior management to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable of the issues regularly attend Board and committee meetings to provide additional insight into items being discussed, including risk exposures.

The Board understands that risks can arise from any decision or action taken by the Company, whether strategic or operational. The Board approves our high-level goals, strategies and policies to set the tone and direction for appropriate risk taking within the business. The Board and its committees then emphasize this tone and direction in their oversight of management’s implementation of our goals, strategies and policies. The Board has delegated general oversight of enterprise risk to the Governance and Risk Committee and, for matters involving certain specific areas of risk exposure, to other standing committees, such as the Audit Committee and Compensation Committee. Each of these committees reports to the Board at regularly scheduled Board meetings, as needed, and more frequently if appropriate, with respect to the matters and risks for which the committee provides oversight. Each committee is also authorized and empowered to retain independent advisors, as the committee deems appropriate, in order to discharge its responsibilities under the committee’s charter, and such independent advisors attend committee meetings as appropriate. The committees of the Board execute their risk oversight responsibility for risk management as follows:

•        The Governance and Risk Committee is responsible for providing oversight with respect to our risk management process, including reviewing the steps management has taken to identify, monitor, control and report areas of risk, our policies with respect to risk assessment and our risk management processes, including periodic enterprise risk management assessments and information security risk assessments. In addition, the Governance and Risk Committee has historically overseen risks related to our corporate governance, including Board and director performance, director succession, director education and the review of our Corporate Governance Guidelines and other governance documents. The Governance and Risk Committee also oversees our overall compliance program, with particular emphasis on the risks associated with our healthcare compliance program.

•        The Audit Committee oversees the integrity of our financial statements, reporting process and internal controls, the relationship with our independent registered public accounting firm, including its qualifications, independence and performance, and our corporate finance matters, including our capital structure. The Audit Committee also provides oversight with respect to the financial aspects of our risk management process, discussing with management our significant financial risk exposures, steps management has taken to monitor, control and report such exposures, and our policies with respect to risk assessment and risk management.

•        The Compensation Committee is primarily responsible for the design and oversight of our executive compensation philosophy, policies, plans and practices. A key objective of the Compensation Committee is to ensure that our overall executive compensation program appropriately links pay to performance and aligns the interests of our executives with our stockholders. The Compensation Committee also monitors the design and administration of our overall incentive compensation programs to ensure that such programs include appropriate safeguards to avoid encouraging unnecessary or excessive risk taking by our employees. Elements of our executive compensation program that mitigate excessive risk taking, such as our combination of short- and long-term incentives, are described below under “Compensation Discussion and Analysis.”

Risk Considerations in Our Compensation Policies and Practices

Our Compensation Committee believes that risks arising from our employee compensation policies and practices are not likely to have a material adverse effect on the Company. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage management to take excessive risks. The considerations, which led the Compensation Committee to these conclusions, include the following:

•        We provide executives with a competitive base salary, which we believe mitigates risk-taking behavior by providing reasonable predictability in the base level of income earned by each executive and alleviating pressure on executives to focus exclusively on near-term stock price performance or annual bonus awards to the detriment of building long-term stockholder value;

•        We utilize a mixture of compensation elements intended to be competitive to compensation packages offered to similarly-situated executives at comparable companies within our industry, with significant weighting towards long-term incentive compensation, which has retention value and which discourages short-term risk taking;

•        Our performance goals for our annual cash bonus awards reflect a balanced mix of performance measures, including objective performance measures, to avoid excessive weight on any one goal or performance measure and are intended to be challenging yet attainable, so that it is more likely than not that the executives will earn a substantial portion of their target bonus annually, which mitigates the potential that our executives will take excessive risks;

•        Short-term incentives in the form of annual performance bonus payouts are capped at 200% of the target amount, which discourages our executives from taking excessive risks;

•        Equity incentive awards are granted annually and generally vest over three to four years, discouraging excessive risk-taking as our executives generally have a significant amount of unvested awards that could decrease significantly in value if our business is not managed for the long-term;

•        We maintain a long-term incentive plan in order to further align the goals and interests of executives and senior management to the long-term interests of the Company and our stockholders and to enable us to attract and retain highly qualified executives and employees (the “LTIP”). The LTIP includes awards of PSUs, which will vest, if at all, based on the Company’s total shareholder return (“TSR”) performance measured against the median TSR of a defined comparator group of companies over a three-year period;

•        Compliance, ethical behavior and adherence to our corporate values and policies are integral factors considered in all performance assessments and serve to mitigate the potential that our executives will take excessive risks. The Board and the Compensation Committee retain discretion to adjust compensation based on both the quality of Company and individual performance and adherence to our corporate governance and compliance programs, among other things;

•        To minimize the risk of certain transactions related to our securities, we have adopted policies prohibiting directors, officers and other employees from engaging in the following transactions with respect to our securities: (a) selling short, (b) buying or selling puts or calls, (c) purchasing on margin or (d) pledging or creating any other encumbrance with respect to our securities;

•        To further align the interests of our executives with our stockholders, our executive officers are subject to stock ownership guidelines;

•        Our executive officers are subject to a clawback policy under which we can recover incentive compensation from certain officers in the event we are required to prepare an accounting restatement due to material noncompliance with financial statement requirements; and

•        We have a robust system of internal controls and a comprehensive compliance program, which includes extensive training of all employees, which we believe promotes a culture of ethical behavior and compliance, as well as an appropriate attitude toward minimizing risk-taking.

Policy on Pledging, Hedging and Trading of Company Stock

Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders. In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, non-public information or otherwise is not permitted to trade in Company securities. Therefore, we have adopted policies prohibiting directors, officers and other employees from selling short, buying or selling puts or calls, purchasing on margin and pledging or creating any other encumbrance with respect to our securities.

Meetings of the Board of Directors

Our Board met 11 times during the year ended December 31, 2018. Each director participated in at least 75% of the aggregate number of meetings of the Board and of each committee of the Board on which he or she served during the portion of the last fiscal year for which such person was a director or committee member. It is our policy that our directors are expected to attend each annual meeting of stockholders. All of our then-serving directors attended our annual meeting of stockholders held on June 7, 2018.

In addition, our independent directors meet regularly, and in any event at least twice a year, in executive session without the presence of management.

Committees of the Board of Directors

Standing Committees

Under the Bylaws, our Board may designate committees comprised of members of the Board to exercise the power and authority of the Board in the management of our business and affairs, subject to limitations imposed by law. Our Board currently has the following standing committees: an Audit Committee, a Compensation Committee, and a Governance and Risk Committee. The following table provides membership information for the current composition of these committees:

Name	Audit Committee	Compensation Committee	Governance and Risk Committee
Barbara Deptula	X	—	—
William K. Heiden	—	—	—
John A. Fallon, M.D.	—	X	X*
Kathrine O’Brien	X	—	—
Robert J. Perez	—	—	X
Anne M. Phillips, M.D., FRCPC	—	—	—
Gino Santini	—	X	—
Davey S. Scoon	X*	—	X
James R. Sulat	—	X*	—

____________

*        Committee Chair

Audit Committee

Our Board has a standing Audit Committee, which conducted nine formal meetings during the year ended December 31, 2018. The Audit Committee is currently comprised of Mr. Scoon (Chair), Ms. Deptula and Ms. O’Brien, each of whom is “independent” as such term is defined in the listing standards of Nasdaq and applicable SEC rules and each of whom served on the Audit Committee throughout 2018. Based on Mr. Scoon’s and Mr. Sulat’s extensive financial and accounting experience gained through their various executive and board positions, including respective tenures as Chief Financial Officer and/or Chief Administrative Officer of several companies, our Board has determined that Messrs. Scoon and Sulat each qualify as an “audit committee financial expert” as defined by SEC rules. The Board has also determined that Ms. Deptula possesses the requisite financial sophistication to qualify her for service on the Audit Committee in accordance with SEC rules. The current charter of the Audit Committee is available on our website at www.amagpharma.com, under the heading “Investors.”

Pursuant to its charter, the Audit Committee’s general responsibilities include, among other things, the following:

•        Evaluating and selecting our independent registered public accounting firm;

•        Reviewing our audited and unaudited financial statements;

•        Reviewing and discussing the adequacy of our internal financial and accounting processes and internal control over financial reporting with management and our independent registered public accounting firm;

•        Supervising the relationship between us and our independent registered public accounting firm;

•        Reviewing and authorizing the scope of both audit and non-audit services and related fees;

•        Evaluating the independence of our independent registered public accounting firm;

•        Reviewing and approving related person transactions; and

•        To the extent deemed necessary by the Audit Committee to carry out its duties, engaging and compensating independent counsel and other advisers to review any matter under its responsibility.

Compensation Committee

Our Board has a standing Compensation Committee, which conducted six formal meetings during the year ended December 31, 2018. Currently, the Compensation Committee is comprised of Messrs. Sulat (Chair) Santini and Dr. Fallon, each of whom is “independent” as such term is defined in the listing standards of Nasdaq, is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code, as amended (the “Code”). Drs. Russell and Fallon and Mr. Santini each served on the Compensation Committee throughout 2018. The current charter of the Compensation Committee is available on our website at www.amagpharma.com, under the heading “Investors.”

Pursuant to its charter, the Compensation Committee’s general responsibilities currently include, among other things, the following:

•        The review, authorization and approval of the recruitment, hiring and compensation for any of our executive officers and any other of our officers with a title of Senior Vice President or higher, including our Chief Executive Officer. The Compensation Committee may delegate any authority granted to it under this Charter to the Chair or any other member of the Compensation Committee, or to any member or members of senior management, as it deems advisable. The Compensation Committee generally delegates the ability to approve the recruitment, hiring and compensation for any of our Senior Vice Presidents or below to our Chief Executive Officer;

•        The exercise of all rights, authority and functions of the Board under all of our stock option, stock incentive, employee stock purchase and other equity-based plans, including the authority to interpret their terms, to grant options, and to make stock awards (provided that, except as otherwise expressly authorized to do so by a plan or resolution of the Board, the Compensation Committee shall not be authorized to amend any such plan);

•        The review and recommendation to the full Board with respect to director compensation;

•        Oversight regarding our public disclosure of director and executive compensation information; and

•        The engagement of compensation consultants and other advisers as it deems necessary or appropriate to carry out its responsibilities. The Compensation Committee assesses the independence and any potential conflicts of interest of compensation advisors in accordance with applicable law and Nasdaq listing standards.

Governance and Risk Committee

Our Board has established a standing Governance and Risk Committee, which is currently comprised of Dr. Fallon (Chair), and Messrs. Perez and Scoon, each of whom is “independent” as such term is defined in the listing standards of Nasdaq and each of whom served on the Governance and Risk Committee throughout 2018. The Governance and Risk Committee conducted four formal meetings during the year ended December 31, 2018. The current charter for the Governance and Risk Committee is available on our website at www.amagpharma.com, under the heading “Investors.”

Pursuant to its charter, the Governance and Risk Committee’s general responsibilities include, among other things, the following:

•        Assisting the Board in determining the desired experience, mix of skills and other criteria and qualities appropriate for Board membership;

•        Actively seeking individuals qualified to become members of the Board, consistent with criteria approved by the Board, and recommending director nominees for selection by the Board for nomination to fill expiring terms of directors at each annual meeting of stockholders;

•        Periodically reviewing and assessing the adequacy of the Corporate Governance Guidelines and recommending any modifications to the Corporate Governance Guidelines to the Board for approval;

•        Performing a self-evaluation by Board members and by members of the Governance and Risk Committee from time to time to determine whether they are functioning effectively and to improve the performance of the Board and/or Committee as a whole;

•        Providing oversight and guidance to senior management concerning the assessment and management of the Company’s risk and assist the Board in providing oversight of our risk management process, including conducting periodic enterprise risk management assessments;

•        Providing oversight of and guidance with respect to our internal compliance program;

•        To the extent required or advisable, develop, implement, review and monitor an orientation and education program for members of the Board; and

•        Retaining and terminating any search firm to be used to identify director candidates, including approving the search firm’s fees and other retention terms. The Governance and Risk Committee shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

Our Corporate Governance Guidelines set forth certain general criteria for nomination as a director and provide that in identifying prospective director candidates, the Governance and Risk Committee may consider all facts and circumstances that it deems appropriate or advisable, including, among other things, the skills of the prospective director candidate, his or her depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board. The backgrounds and qualifications of a nominee should be considered in the context of the backgrounds and qualifications of the current directors as a group, which should provide a significant breadth of experience, knowledge and abilities that shall assist the Board in fulfilling its responsibilities. The Board has the authority to consider and approve from time to time the criteria that it deems necessary or advisable for prospective director candidates. The Board has delegated to the Governance and Risk Committee the responsibility for assisting the Board in determining the desired experience, mix of skills and other criteria and qualities appropriate for Board membership. As part of its evaluation, the Governance and Risk Committee conducts periodic assessments of key competencies needed to be an effective and contributing member of the Board, which aids the Governance and Risk Committee in determining which specific skills or attributes in potential new directors would benefit the Board as a whole. The Board has determined that such criteria, at a minimum, includes the following:

•        Nominees should have experience at a strategic or policymaking level;

•        Nominees should be highly accomplished in his or her respective field, with superior credentials and recognition and demonstrated ability to exercise sound judgment in matters that relate to our current and long-term objectives;

•        Nominees should have a long-term reputation for integrity, honesty and adherence to high ethical and moral standards;

•        Nominees should have the commitment and ability to understand our business and industry, as well as the sometimes conflicting interests of our various constituencies, which include stockholders, employees, customers, governmental units, creditors and the general public, and to act in the interests of all stockholders;

•        Nominees should have sufficient time and availability to devote to the Company’s affairs, particularly in light of the number of boards of directors on which such nominee may serve and should be willing and able to contribute positively to the decision-making process of the Company; and

•        Nominees should not have, nor appear to have, a conflict of interest that would impair such nominee’s ability to represent the interests of all our stockholders and to fulfill the responsibilities of a director.

Further, nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law. The Governance and Risk Committee believes that the value of diversity on the Board should be considered as one of a number of factors that it takes into account in evaluating nominees and the Board as a whole. For example, women currently comprise 33% of our Board; moreover, women hold approximately 45% of our leadership positions in the Company, with titles of Director or higher. The Governance and Risk Committee evaluates diversity in terms of race, religion, national origin, gender, sexual orientation, and disability, as well as differences of viewpoint, professional experience, education, skill, and other individual qualities and attributes that contribute to heterogeneity on the Board.

Our Corporate Governance Guidelines also provide that the nomination of existing directors should not be viewed as automatic, but should be based on continuing qualification under the criteria set forth above or otherwise determined by the Board and the overall needs of the Board. The Governance and Risk Committee considers the existing directors’ performance on our Board and its committees in making its nomination recommendations. In seeking new candidates for directors, members of our Governance and Risk Committee may use their business, professional and personal contacts, accept recommendations from other Board members or management, or engage a professional search firm. In 2018, the Board retained Russell Reynolds Associates to conduct a search to identify candidates to serve on the Board. The search resulted in the appointment of Kathrine O’Brien and Anne Phillips to the Board in April 2019.

The Governance and Risk Committee will also consider director nominee candidates who are recommended by our stockholders. Our Corporate Governance Guidelines provide the procedures stockholders should follow in making such a recommendation, which generally provide that all stockholder recommendations for director candidates must be submitted to us not less than 120 calendar days prior to the date on which our proxy statement was released to stockholders in connection with the previous year’s annual meeting. All stockholder recommendations for director candidates must include the following information:

•        The name and address of record of the stockholder;

•        A representation that the stockholder is a record holder of the Company’s securities, or if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act;

•        The name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;

•        A description of the qualifications and background of the proposed director candidate which addresses the criteria for Board membership approved by the Board and set forth in the Corporate Governance Guidelines and/or the charter of the Governance and Risk Committee;

•        A description of all arrangements or understandings between the stockholder and the proposed director candidate;

•        The consent of the proposed director candidate (a) to be named in the proxy statement relating to our annual meeting of stockholders and (b) to serve as a director if elected at such annual meeting;

•        A statement that the proposed director candidate will tender an irrevocable resignation, effective upon such person’s failure to receive the required vote for election at the next meeting at which such person would face election (or re-election) and upon acceptance of such resignation; and

•        Any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

In considering stockholder recommendations for nominees, the Governance and Risk Committee may request additional information concerning the nominee or the applicable stockholder or stockholders. Stockholder recommendations will be considered using the same criteria as other candidates. The foregoing applies only to recommendations. Actual nominations by stockholders or others, if and to the extent permitted, must be made in accordance with the Bylaws and applicable state and federal laws. See the discussion below under “Stockholder Proposals.”

Other Committees of the Board

Transaction Committee

Our Board has established a Transaction Committee to, on an ad hoc basis, oversee, advise and assist our management with respect to the identification, evaluation, structuring, negotiation and execution of potential acquisitions, in-licenses, mergers and other strategic transactions involving AMAG and to make recommendations with respect thereto to the full Board, and to undertake such other responsibilities as may be delegated to the Transaction Committee by the Board from time to time. The Transaction Committee is currently comprised of Ms. Deptula (Chair), Messrs. Santini and Sulat and Ms. Phillips, each of whom is “independent” as such term is defined in the listing standards of Nasdaq. The Transaction Committee conducted three formal meetings during the year ended December 31, 2018.

Financing Committee

Our Board has established a Financing Committee to, on an ad hoc basis, oversee the execution and consummation of potential financing transactions involving AMAG, including delegation by the Board to approve certain financing parameters in connection with such fundraising activities as well as other responsibilities as may be delegated to the Financing Committee by the Board from time to time. In 2018, the Financing Committee was comprised of Messrs. Scoon and Sulat, each of whom is “independent” as such term is defined in the listing standards of Nasdaq. The Financing Committee did not meet during the year ended December 31, 2018.

In addition, our Board may, as needed or advisable, form temporary or ad hoc committees to oversee, identify, evaluate or negotiate a specific issue or opportunity and to make recommendations to the full Board.

Stockholder Communication with the Board of Directors

Our Board believes it is important for stockholders to be able to send communications to the members of our Board. Accordingly, any stockholder who desires to communicate with our directors, individually or as a group, may do so by e-mailing the party or parties to whom the communication is intended at contactus@amagpharma.com or by writing to the party or parties for whom the communication is intended, to our principal executive offices at AMAG Pharmaceuticals, Inc., 1100 Winter Street, Waltham, Massachusetts 02451, Attention: Secretary. Our Secretary will then deliver any communication to the appropriate party or parties.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee is currently comprised of Messrs. Sulat (Chair) and Santini and Dr. Fallon. No one who served as a member of the Compensation Committee during 2018 is or has been an officer or employee of AMAG or had any relationship that is required to be disclosed as a transaction with a related party. During the year ended December 31, 2018, none of our executive officers served as a member of the board of directors or compensation committee of another company (or other entity) that has one or more of its executive officers serving on our Board or our Compensation Committee.

Certain Relationships and Related Transactions

In accordance with its charter and AMAG’s written related person transactions policy contained in our Corporate Governance Guidelines, discussed below, the Audit Committee reviews, approves and ratifies any related person transaction and monitors compliance with and periodically reviews the related person transactions policy. The term “related person transaction” refers to any transaction required to be disclosed in our filings with the SEC pursuant to Item 404 of Regulation S-K.

In considering any related person transaction, the Audit Committee considers the facts and circumstances regarding such transaction, including, among other things, the amounts involved, the relationship of the related person (including those persons identified in the instructions to Item 404(a) of Regulation S-K) with our company and the terms that would be available in a similar transaction with an unaffiliated third-party. The Audit Committee also considers its fiduciary duties, our obligations under applicable securities law, including disclosure obligations and director independence rules, and other applicable law in evaluating any related person transaction. The Audit Committee reports its determination regarding any related person transaction to our full Board.

In addition, our Board has adopted a written related person transactions policy, which provides that any related person transaction shall be consummated or shall continue only if:

•        The Audit Committee approves or ratifies such transaction in accordance with our related person transactions policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third person;

•        The transaction is approved by the majority of the disinterested members of the Board; or

•        If the transaction involves compensation, it is approved by the Compensation Committee or the Board.

Under our related person transactions policy, transactions between a related person and AMAG that are available to all employees generally and transactions with a related person in a given fiscal year that involve an aggregate of less than $10,000 must be reported to the Board but do not require approval. In addition, related person transactions should be submitted to the Audit Committee for approval or preliminarily entered into by management subject to ratification by the Audit Committee, provided, that, if such ratification shall not be forthcoming, management must make all reasonable efforts to cancel or annul such transaction. In determining whether to approve a related person transaction, consideration is given to whether approval thereof would affect the independent status of any current member of our Board. If approval of a transaction would cause less than a majority of our Board to be independent, such transaction will not be approved.

No related person transactions were brought to the attention of the Audit Committee for consideration in 2018.

Code of Ethics

Our Board has adopted a code of ethics that applies to our officers, directors and employees. We have posted the text of our code of ethics on our website at www.amagpharma.com in the “Investors” section. In addition, and in accordance with Item 5.05 of Form 8-K, when changes are made to the provisions of our code of ethics enumerated in Item 406(b) of Regulation S-K, we intend to disclose within four business days, on our website (or in any other medium required by law or Nasdaq): (a) the date and nature of any such amendment to our code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (b) the nature of any such waiver, including an implicit waiver, from a provision of our code of ethics that is granted to one of these specified officers, the name of such person who is granted the waiver, and the date of the waiver.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Unless otherwise noted, the following table sets forth information regarding the beneficial ownership of our common stock as of September [•], 2019, the record date for the Caligan Consent Solicitation, by (i) each person known by us to beneficially own more than 5% of our common stock, (ii) each of our directors, (iii) each of our named executive officers listed in the “Summary Compensation Table” on page 43 of this Consent Revocation Statement, and (iv) all of our current directors and executive officers as a group.

“Beneficial ownership” is determined in accordance with the rules of the SEC and includes voting and investment power with respect to those shares. Pursuant to the rules of the SEC, the number of shares of common stock deemed outstanding includes shares issuable upon settlement of restricted stock units (“RSUs”) and performance-based RSUs (“PSUs”) held by the respective person or group that will vest or which may be settled within 60 days of September [•], 2019 and pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of September [•], 2019. These stock options, RSUs and PSUs shall be deemed to be outstanding for the purpose of computing the percentage of shares beneficially owned by such person or group but shall not be deemed to be outstanding for the purpose of computing the percentage of shares beneficially owned by any other person or group.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned(1)
BlackRock, Inc.(2) 55 East 52nd Street New York, New York 10055	5,473,471	[•]
The Vanguard Group(3) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	3,523,184	[•]
Caligan Partners LP(4) 520 Madison Avenue New York, New York 10022	3,499,428	[•]
Palo Alto Investors, LLC(5) 470 University Avenue Palo Alto, California 94301	3,381,197	[•]
Camber Capital Management LLC(6) 101 Huntington Avenue Boston, Massachusetts 02199	2,650,000	[•]
State Street Corporation(7) One Lincoln Street Boston, Massachusetts 02111	2,584,646	[•]
Armistice Capital, LLC(8) 510 Madison Avenue New York, New York 10022	1,878,000	[•]
William K. Heiden(9)	[•]	[•]
Nicholas Grund(10)	[•]	*
Davey S. Scoon(11)	[•]	*
Gino Santini(12)	[•]	*
Robert J. Perez(13)	[•]	*
Julie Krop, M.D.(14)	[•]	*
Edward Myles(15)	[•]	*
Barbara Deptula(16)	[•]	*
John A. Fallon, M.D.(17)	[•]	*
James R. Sulat(18)	[•]	*
J. Alan Butcher(19)	[•]	*
Kathrine O’Brien	[•]	*
Anne M. Phillips	[•]	*
All current directors and executive officers as a group (16 persons)(20)	[•]	[•]%

____________

*        Less than 1%.

(1)      Unless otherwise indicated, to our knowledge, each stockholder referred to above has sole voting and dispositive power with respect to the shares indicated, and the address of each stockholder is: c/o AMAG Pharmaceuticals, Inc., 1100 Winter Street, Waltham, Massachusetts 02451. Applicable percentage ownership is based upon [•] shares of common stock outstanding as of September [•], 2019.

(2)      BlackRock, Inc. has sole voting power with respect to 5,347,113 of such shares, sole dispositive power with respect to 5,473,471 of such shares and shared voting power with respect to none of such shares. We have relied solely on information supplied by the reporting person on a Schedule 13G/A filed with the SEC on January 24, 2019.

(3)      The Vanguard Group has sole voting power with respect to 33,878 of such shares, sole dispositive power with respect to 3,491,306 of such shares, shared voting power with respect to 1,800 of such shares and shared dispositive power with respect to 31,878 of such shares. We have relied solely on information supplied by the reporting persons on a Schedule 13G/A filed with the SEC on February 11, 2019.

(4)      Reflects shares beneficially owned by Caligan Partners LP, David Johnson and Samuel J. Merksamer (collectively, the “Caligan Parties”). The Caligan Parties are the beneficial owner of and has shared voting and dispositive power with respect to 3,499,428 of such shares. Mr. Johnson and Mr. Merksamer is a partner of Caligan Partners LP and a managing member of Caligan Partners GP, LLC, the general partner of Caligan Partners LP. We have relied solely on information supplied by the reporting persons on a Schedule 13D/A filed with the SEC on September 4, 2019.

(5)      Reflects shares beneficially owned by Palo Alto Investors LP (“PAI”), PAI LLC (“PAI GP”), Patrick Lee, M.D., Anthony Joonkyoo Yun, M.D, and Palo Alto Healthcare Master Fund II, L.P. (“Healthcare Master II”). Healthcare Master II, with an address of Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman, Cayman Islands, is the beneficial owner of and has shared voting and dispositive power with respect to 2,108,349 of such shares. PAI is an investment adviser investment limited partnerships and other investment funds. PAI GP is the general partner of investment limited partnerships and has shared voting and dispositive power of all 3,380,506 shares. Dr. Lee and Dr. Yun co-manage PAI and each has shared voting and dispositive power, along with PAI with respect to an aggregate of all 3,380,506 shares. Dr. Lee has sole voting and dispositive power with respect to 691 of such shares. We have relied solely on information supplied by the reporting persons on a Schedule 13G/A filed with the SEC on February 14, 2019.

(6)      Reflects shares beneficially owned by Camber Capital Management LLC and Stephen DuBois. Each of the foregoing has shared voting and dispositive power with respect to all 2,650,000 shares. We have relied solely on information supplied by the reporting persons on a Schedule 13G/A filed with the SEC on February 14, 2018.

(7)      State Street Corporation has sole voting power and sole dispositive power with respect to none of such shares and has shared voting power with respect to 2,405,511 shares and shared dispositive power with respect to all 2,584,646 shares. SSGA Funds Management, Inc., a subsidiary of State Street Corporation, has sole voting and dispositive power with respect to none of such shares and has shared voting power with respect to 1,858,892 shares and shared dispositive power with respect to 1,864,895 of such shares. We have relied solely on information supplied by the reporting persons on a Schedule 13G filed with the SEC on February 13, 2019.

(8)      Reflects shares beneficially owned by Armistice Capital, LLC, Armistice Capital Master Fund Ltd. and Steven Boyd. Each of the foregoing has shared voting and dispositive power with respect to all 1,878,000 shares. We have relied solely on information supplied by the reporting persons on a Schedule 13G filed with the SEC on February 14, 2019.

(9)      Includes [•] shares issuable to Mr. Heiden pursuant to options currently exercisable or exercisable within 60 days of [•], 20[•].

(10)    Includes [•] shares issuable to Mr. Grund pursuant to options currently exercisable or exercisable within 60 days of [•], 20[•]. Mr. Grund departed the Company in [•] 20[•] and pursuant to the terms of his employment agreement with us, this amount reflects all time-based stock options and other time-based equity awards which would have vested if Mr. Grund had been employed for an additional 12 months following the date of termination.

(11)    Includes [•] shares issuable to Mr. Scoon pursuant to options currently exercisable or exercisable within 60 days of [•], 20[•] and [•] shares issuable to Mr. Scoon pursuant to RSUs expected to vest or which may be settled within 60 days of [•], 20[•].

(12)    Includes [•] shares issuable to Mr. Santini pursuant to options currently exercisable or exercisable within 60 days of [•], 20[•] and [•] shares issuable to Mr. Santini pursuant to RSUs expected to vest or which may be settled within 60 days of [•], 20[•].

(13)    Includes [•] shares issuable to Mr. Perez pursuant to options currently exercisable or exercisable within 60 days of [•], 20[•] and [•] shares issuable to Mr. Perez pursuant to RSUs expected to vest or which may be settled within 60 days of [•], 20[•], [•] shares held by the Christine E. Perez 2004 Revocable Trust, dated [•], 20[•], as amended (the “Perez Trust”) and [•] shares held by the Robert J. Perez 2004 Revocable Trust, dated [•], 20[•], as amended (the “Robert Perez Trust”). Mr. Perez’s wife is the trustee of the Perez Trust. Mr. Perez does not have voting or dispositive power with respect to the shares held by the Perez Trust but would have sole voting and dispositive power were he to become trustee at his wife’s death or incapacity. Mr. Perez is the trustee of the Robert Perez Trust and has sole voting and dispositive power with respect to the shares held by the Robert Perez Trust.

(14)    Includes [•] shares issuable to Dr. Krop pursuant to options currently exercisable or exercisable within 60 days of [•], 20[•].

(15)    Includes [•] shares issuable to Mr. Myles pursuant to options currently exercisable or exercisable within 60 days of [•], 20[•] and [•] shares issuable to Mr. Myles pursuant to RSUs expected to vest or which may be settled within 60 days of [•], 20[•].

(16)    Includes [•] shares issuable to Ms. Deptula pursuant to options currently exercisable or exercisable within 60 days of [•], 20[•] and [•] shares issuable to Ms. Deptula pursuant to RSUs expected to vest or which may be settled within 60 days of [•], [•].

(17)    Includes [•] shares issuable to Dr. Fallon pursuant to options currently exercisable or exercisable within 60 days of [•], 20[•] and [•] shares issuable to Dr. Fallon pursuant to RSUs expected to vest or which may be settled within 60 days of [•], 20[•].

(18)    Includes [•] shares issuable to Mr. Sulat pursuant to options currently exercisable or exercisable within 60 days of [•], 20[•] and [•] shares issuable to Mr. Sulat pursuant to RSUs expected to vest or which may be settled within 60 days of [•], 20[•].

(19)    Includes [•] shares issuable to Mr. Butcher pursuant to options currently exercisable or exercisable within 60 days of [•], 20[•] and [•]shares issuable to Mr. Butcher pursuant to RSUs expected to vest or which may be settled within 60 days of [•], 20[•].

(20)    Includes [•] shares issuable to all of our current directors and executive officers as a group pursuant to options currently exercisable or exercisable within 60 days of [•], 20[•] and [•] shares issuable to all of our current directors and executive officers as a group pursuant to RSUs expected to vest or which may be settled within 60 days of [•], 20[•].

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock, referred to herein as “Reporting Persons,” to file with the Securities and Exchange Commission (the “SEC”), initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required by SEC regulations to furnish us with copies of all such filings. Based on our review of the copies of such filings received by us with respect to the year ended December 31, 2018, and written representations from our directors and executive officers who served in such capacity during the year ended December 31, 2018, we believe that all Reporting Persons complied with all Section 16(a) filing requirements for the year ended December 31, 2018 except that Joseph Vittiglio did not timely report the withholding of shares for payment of taxes upon the vesting of shares under a restricted stock unit grant; however, the transaction was correctly reported on a Form 4 that was subsequently filed.

DIRECTOR COMPENSATION

Overview

We seek to attract exceptional talent to serve on the Board and, therefore, our policy is to compensate directors competitively relative to comparable companies. In addition, our Corporate Governance Guidelines provide that directors should be incentivized to focus on long-term stockholder value. The Board believes that including equity as part of director compensation helps align the interests of directors with those of our stockholders. Accordingly, director compensation is comprised of a mix of cash and equity compensation. The Board also believes that it is appropriate for the Chair of the Board and the Chair of each standing committee of the Board to receive additional compensation for the additional workload and time commitment required for Board members who serve in such capacities.

Non-Employee Director Compensation Policy

Our Non-Employee Director Compensation Policy (“Director Compensation Policy”) applies to each director of AMAG who is not an employee or affiliate of AMAG. Under its charter, the Compensation Committee is charged with periodically reviewing and making recommendations to the Board with respect to director compensation. In addition, our Corporate Governance Guidelines provide that management and/or the Compensation Committee shall, from time to time, present a report to the Board comparing our director compensation to that of comparable peer companies. Accordingly, the Compensation Committee will, from time to time, retain an independent compensation consulting firm to conduct a comprehensive independent review of our overall non-employee director compensation practices relative to our peer group based on data collected from our peer companies’ proxy statements. The peer group is generally comprised of public biotechnology companies that are comparable in terms of the number of employees, revenue and market capitalization at that time. In April 2018, based primarily on the recommendation of the Compensation Committee and an assessment by the independent compensation consulting firm, Radford, a part of Aon, a business unit of Aon plc (“Radford”), the Board amended our Director Compensation Policy, effective as of July 1, 2018, to better align the Board’s cash compensation with the Company’s peer group. The amendment included an increase in the annual retainer fees for members of the Board, not including the Chair, from $45,000 to $50,000.

In addition, the Compensation Committee determined that it was in the best interest of the Company and its stockholders to amend our Director Compensation Policy to provide that the aggregate amount of compensation, including both equity compensation and cash compensation, that may be paid to any non-employee director in a calendar year shall not exceed $750,000 for the first year of service and $500,000 for each year of service thereafter. Such compensation limits are specified in our 2019 Equity Incentive Plan, which was approved by our stockholders at our 2019 Annual Meeting. Based on the recommendation of the Compensation Committee, in April 2019, the Board amended our Director Compensation Policy, effective April 10, 2019, to reflect such director compensation limits.

The following is a summary of compensation under our current Director Compensation Policy:

Equity Grant upon Initial Appointment or Election as a Director

Under the Director Compensation Policy, each new non-employee director, on the date of his or her initial appointment or election to the Board, receives the following two equity awards under our stockholder approved equity incentive plan then in effect:

•        Appointment Grant:    an award of a non-qualified stock option to purchase 6,000 shares of our common stock, with such option to vest in equal monthly installments over a period of two years from the date of his or her election to the Board, provided such non-employee director continues to serve as a member of the Board; and

•        Pro-rated Annual Grant:    an equity grant of non-qualified stock options and RSUs on the date of his or her appointment or election as described below under the heading “Annual Equity Grant”; provided, that the amount of options and RSUs will be pro-rated based on the number of expected months of service before the next annual meeting of stockholders, and provided further that the awards will vest in equal monthly installments beginning on the first day of the first full month following his or her appointment or election and continuing on the first day of each month thereafter through the first day of the month in which the next annual meeting of stockholders is to be held so long as the director continues to serve as a member of the Board.

Annual Equity Grant

At the first meeting of the Board following the annual meeting of stockholders, each non-employee director, including the Chair, receives an equity grant with a target value of approximately $175,000, with 50% of such value to be delivered in the form of options and the remaining 50% of such value to be delivered in the form of RSUs. These annual equity grants vest in twelve equal monthly installments beginning on the first day of the first full month following the annual meeting of stockholders and continuing on the first day of each of the following eleven months thereafter, so long as the director continues to serve as a member of the Board. In addition, the Director Compensation Policy provides that the delivery of any vested shares of common stock underlying the foregoing RSUs is deferred until the earlier of (a) the first anniversary of the date of grant and (b) the date of the director’s separation from service.

Early Termination of Options or RSUs upon Termination of Service

If a non-employee director ceases to be a member of the Board for any reason, any then vested and unexercised options granted to such non-employee director may be exercised by the departing director (or, in the case of the director’s death or disability, by the director’s personal representative, or the director’s survivors) within three years after the date the director ceases to be a member of the Board and in no event later than the expiration date of the option. In addition, all then vested and undelivered shares underlying any RSUs held by such director shall be delivered to him or her (or, in the case of the director’s death or disability, to the director’s personal representative, or the director’s survivors) as of the date he or she ceases to be a member of the Board. If a non-employee director ceases to be a member of the Board for any reason, or otherwise ceases to continue a business relationship with AMAG, any unvested options and RSUs are immediately terminated and forfeited.

Retainer and Per Meeting Fees

The annual Board retainer fees under the Director Compensation Policy are payable in four equal quarterly installments, to each non-employee director for membership on our Board and for membership on each of the Board’s standing committees. The annual Board and committee retainer fees are included in the table below, along with the per meeting fees that our non-employee directors are entitled to receive for ad hoc committee attendance.

Membership	Retainer Fees ($)		Per Meeting Fees ($)
Board
Non-chair member	50,000	(1)	N/A
Chair	95,000		N/A
Audit Committee
Non-chair member	12,500		N/A
Chair	25,000		N/A
Compensation Committee
Non-chair member	10,000		N/A
Chair	20,000		N/A
Governance and Risk Committee
Non-chair member	7,500		N/A
Chair	15,000		N/A
Ad Hoc Committees
Non-chair member	N/A		1,000
Chair	N/A		2,000

____________

(1)      Annual retainer of $45,000 increased to $50,000 effective July 1, 2018.

Under the Director Compensation Policy, the Board has reserved the right to institute a per meeting fee for each Board or committee meeting which is meaningfully in excess of the regularly scheduled meetings (a “Special Meeting”), including a per meeting fee of $1,000 for each Special Meeting of the Board and a per meeting fee of $500 for each meeting which is meaningfully in excess of the regularly scheduled meetings of the Audit, Compensation, and Governance and Risk Committees attended by such non-employee director. It is expected that Special Meetings of the Board and the committees may be called when necessary to address material matters faced by the Company outside of the ordinary course of business. No such payments were made during 2018.

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each non-employee director is reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board, committees thereof or in connection with other Board-related business.

Non-Employee Directors’ Deferred Compensation Program

In April 2019, we implemented a Non-Employee Directors’ Deferred Compensation Program to offer our non-employee directors the ability to defer the receipt of any RSUs granted to them under our equity incentive plan. In advance of an award of RSUs and in compliance with the program’s requirements, a non-employee director may elect to defer the receipt of all of his or her RSUs until the earliest of (i) the date such non-employee director ceases to serve as a member of our board of directors or (ii) the consummation of a sale event (such earliest date, the “Payment Event”). Upon the vesting of the RSUs, any amounts that would otherwise have been paid in shares of Company common stock will be converted into deferred stock units (“DSUs”) on a one-to-one basis and credited to the non-employee director’s deferred account. The DSUs will be paid in shares of our common stock on a one-to-one basis in a single lump sum (and will cease to be held in the non-employee director’s deferred account) as soon as practicable following the Payment Event.

Indemnification and Insurance

We provide standard indemnification agreements and director and officer insurance for all directors.

Summary of Director Compensation for Fiscal 2018

The following table summarizes the compensation paid to or earned by our non-employee directors during the year ended December 31, 2018.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Total ($)
Barbara Deptula(4)	66,000	87,482	87,499	240,981
John A. Fallon, M.D.(5)	72,500	87,482	87,499	247,481
Robert J. Perez(6)	55,000	87,482	87,499	229,981
Lesley Russell, MB.Ch.B., MRCP(7)	70,500	87,482	87,499	245,481
Gino Santini(8)	108,000	87,482	87,499	282,981
Davey S. Scoon(9)	80,000	87,482	87,499	254,981
James Sulat(10)	63,000	87,482	87,499	237,981

____________

(1)      Mr. Heiden, who is also our employee, received no additional compensation for his service on our Board and is therefore not included in this table.

(2)      Represents the aggregate dollar amount of fees earned or paid in cash for services performed in 2018 as a director, including annual retainer fees, committee fees and per meeting fees.

(3)      Amounts shown do not reflect compensation actually received by the listed directors but represent the aggregate grant date fair value of equity awards, which consist of RSUs and stock option awards granted to our non-employee directors calculated in accordance with current accounting guidance for stock-based compensation, disregarding adjustments for forfeiture assumptions. The assumptions used to value the stock option awards are set forth in Note M to our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 1, 2019. The reported value of the RSUs awarded in 2018 was calculated by multiplying the closing market price of a share of our common stock on the grant date by the number of RSUs granted.

(4)      As of December 31, 2018, Ms. Deptula held outstanding stock options to purchase 46,665 shares and RSUs covering 3,578 shares of our common stock.

(5)      As of December 31, 2018, Dr. Fallon held outstanding stock options to purchase 42,549 shares and RSUs covering 3,578 shares of our common stock.

(6)      As of December 31, 2018, Mr. Perez held outstanding stock options to purchase 64,215 shares and RSUs covering 3,578 shares of our common stock.

(7)      As of December 31, 2018, Dr. Russell held outstanding stock options to purchase 56,348 shares and RSUs covering 3,578 shares of our common stock.

(8)      As of December 31, 2018, Mr. Santini held outstanding stock options to purchase 56,165 shares and RSUs covering 3,578 shares of our common stock.

(9)      As of December 31, 2018, Mr. Scoon held outstanding stock options to purchase 54,215 shares and RSUs covering 3,578 shares of our common stock.

(10)    As of December 31, 2018, Mr. Sulat held outstanding stock options to purchase 44,132 shares and RSUs covering 3,578 shares of our common stock.

Director Stock Ownership Guidelines

The Board believes that it is important that directors be incentivized to focus on long-term stockholder value to ensure that the Board’s interests are aligned with those of our stockholders and as such maintains stock ownership guidelines to further align the interests of our non-employee directors with the interests of our stockholders and to promote our commitment to sound corporate governance.

Our non-employee director stock ownership guidelines require all non-employee directors to hold shares of our common stock with a value equal to three times the amount of the annual cash retainer fee paid to non-employee directors for service on the Board, excluding additional committee retainer fees and any per meeting fees, if any. These ownership guidelines are initially calculated using the base annual retainer fee for service as a non-employee director as of the date the person first became subject to the guidelines as a non-employee director and are re-calculated and reviewed annually on the date of the annual meeting of stockholders based on the applicable annual Board retainer fee in effect on such calculation date. For purposes of this calculation, the value of a share is measured on the date of our annual meeting of stockholders each year based on the average closing price over the 30 days preceding the date of calculation. Currently, all non-employee directors have met their ownership requirements.

Non-employee directors are required to achieve the applicable level of ownership within five years of the later of the date the guidelines were adopted and the date the person first became a non-employee director. In the event that a non-employee director does not meet the foregoing stock ownership guidelines, such non-employee director is prohibited from selling any stock acquired through vesting of RSUs or similar full-value awards or upon the exercise of stock options, except to pay for applicable taxes or the exercise price, and must use the entire net after tax amount of his or her base annual retainer fee, excluding additional committee retainer and meeting fees, if any, to purchase shares of Company common stock until the director satisfies the requirements.

Shares that count toward satisfaction of the guidelines include shares owned outright by the director or his or her immediate family members residing in the same household and shares held in trust for the benefit of the director or his or her family. Unexercised and/or unvested equity awards do not count toward satisfaction of the guidelines.

Our non-employee director stock ownership guidelines may be waived, at the discretion of the Governance and Risk Committee, for directors joining the Board from government, academia, or similar professions. The guidelines may also be waived at the discretion of the Governance and Risk Committee if compliance would create undue hardship or prevent a director from complying with a court order, as in the case of a divorce settlement. It is expected that these instances will be rare.

INFORMATION ABOUT THE CURRENT EXECUTIVE OFFICERS OF THE COMPANY

Set forth below is a description of our current executive officers and of compensation received by our named executive officers for the year ended December 31, 2018.

For biographical information on Bill Heiden, our President and Chief Executive Officer, please see “Proposal 1: Election of Directors” on page [•] of this Consent Revocation Statement.

Edward Myles, age 47, joined us as Senior Vice President of Finance, Chief Financial Officer and Treasurer in April 2016 and currently serves as Executive Vice President, Chief Financial Officer and Treasurer. Prior to joining us, Mr. Myles served in various positions, including President at Ocata Therapeutics, Inc. (“Ocata”), a public biotechnology company, from 2013 to April 2016, most recently as Chief Financial Officer and Chief Operating Officer. During his tenure at Ocata he led the turnaround of the company, which ultimately resulted in its acquisition by Astellas Pharma Inc. in February 2016. Prior to Ocata, Mr. Myles served as Chief Financial Officer and Vice President of Operations at PrimeraDx, Inc., a molecular diagnostics company, from 2008 to 2013. He also served as Senior Vice President of Finance and Chief Financial Officer at Pressure Biosciences, Inc. from 2006 to 2008 and Controller at EMD Pharmaceuticals, Inc. (a wholly-owned subsidiary of Merck KGaA) from 2003 to 2006. Earlier in his career, Mr. Myles was an Associate in the healthcare investment banking group at SG Cowen Securities Corporation and served as Corporate Controller for Boston Biomedica, Inc., a public diagnostic and life science tools company. Mr. Myles began his career at PricewaterhouseCoopers LLP where he served a variety of clients in the life sciences industry. Mr. Myles serves on the board of directors of Scholar Rock Holding Corporation, a biotechnology company, where he is the chair of the Audit Committee and a member of the Compensation Committee. Mr. Myles holds a B.S. in business administration from University of Hartford and an M.B.A. from the John M. Olin School of Business, Washington University.

Elizabeth Bolgiano, age 57, joined us in January 2014 as Senior Vice President of Human Resources and currently serves as Chief Human Resources Officer, Executive Vice President. Prior to joining us, Ms. Bolgiano served from 2010 to 2013 as senior Vice President of Human Resources and a member of the executive team at Thermo Fisher Scientific, Inc. Prior to Thermo Fisher Scientific, Ms. Bolgiano served as Group Human Resources Director of Smith & Nephew Company. From 1989 to 2004, Ms. Bolgiano progressed through various positions of increasing responsibility at Bristol-Myers Squibb Company. She holds a B.S. and an M.B.A. from Cornell University.

J. Alan Butcher, age 53, joined us as Executive Vice President and Chief Business Officer in April 2018. Prior to joining us, Mr. Butcher served as Senior Vice President, Licensing and Business Development at Purdue Pharma L.P. (“Purdue”), a pharmaceutical company, from April 2015 to April 2018. Prior to Purdue, he led specialty pharma global business development team and was responsible for identifying, evaluating and negotiating expansion opportunities across various businesses at Shire Plc (now part of Takeda Pharmaceutical Company Ltd.), a public biotechnology company, from 2012 to March 2015. Mr. Butcher also served from 2007 to 2012 in roles of increasing responsibility at Endo International plc, a public generics and specialty branded pharmaceutical company, where he most recently served as Vice President and General Manager. Mr. Butcher holds a B.S. in Clinical Microbiology and a M.A. in Biology with a concentration in Molecular Biology and Genetics from West Chester University of Pennsylvania. He is also a graduate of Cornell University’s Johnson Graduate School of Management.

Anthony Casciano, age 43, joined us as Senior Vice President of Sales and Marketing for the Company’s Hematology and Oncology business in September 2016 and currently serves as the Company’s Chief Commercial Officer. Prior to joining us, Mr. Casciano served for 16 years in positions of increasing responsibility at Sanofi US from 2000 to September 2016, where he most recently served as the head of marketing and led the General Medicine division. Mr. Casciano holds a B.S. in Exercise Physiology from Bridgewater State College.

Julie Krop, M.D., age 53, joined us as Chief Medical Officer and Senior Vice President, Clinical Development and Regulatory Affairs in June 2015 and currently serves as Chief Medical Officer, Executive Vice President. Prior to joining us, Dr. Krop served from 2012 to May 2015 in roles of increasing responsibility at Vertex Pharmaceuticals, Inc. (“Vertex”), a public biotechnology company, where she most recently served as Vice President, Clinical Development. Prior to Vertex, Dr. Krop held various positions at Stryker Corporation, a public medical technology company, from 2006 to 2011, where she most recently served as Vice President, Clinical Development and Regulatory Affairs. Prior to her work at Stryker Corporation, Dr. Krop served as Vice President, Clinical Research at Peptimmune Inc., a biotechnology company, from 2003 to 2006, Director of Clinical Research at Millennium Pharmaceuticals, Inc., a public biopharmaceutical company (which was subsequently acquired by Takeda Pharmaceutical Company Limited), from 2001 to 2003 and Associate Director at Pfizer Inc., a public biopharmaceutical company, from 1999 to 2001. Dr. Krop holds a B.S. from Brown University and her medical degree from the Warren Alpert Medical School of Brown University. She completed her residency in the Department of Medicine at Georgetown University Hospital and a fellowship in the Department of Endocrinology at the Johns Hopkins University School of Medicine. In addition, Dr. Krop was a Robert Wood Johnson Foundation Clinical Scholar.

Joseph D. Vittiglio, age 48, joined us in August 2015 as our Senior Vice President, Legal Affairs, General Counsel and Secretary and currently serves as General Counsel, Executive Vice President and Corporate Secretary. Prior to joining us, Mr. Vittiglio served from March 2015 to August 2015 as Vice President of Legal Affairs and a member of the Management Committee at Flexion Therapeutics, Inc. (“Flexion”), a public pharmaceutical company. Prior to Flexion, Mr. Vittiglio was the General Counsel and Secretary of AVEO Pharmaceuticals, Inc., a public biopharmaceutical company, from 2007 to March 2015. From 2005 to 2007, he served as Director of Corporate Legal Affairs at Oscient Pharmaceuticals Corporation (“Oscient”), a public pharmaceutical company. Prior to Oscient, Mr. Vittiglio was a senior corporate associate from 1998 to 2005 at Mintz, Levin, Cohn, Ferris, Glovsky and Popeo PC. Mr. Vittiglio holds a B.A. in International Relations from Tufts University and a J.D. from Northeastern University School of Law.

EXECUTIVE COMPENSATION

Executive Summary

Overview

Our Compensation Committee believes that our executive compensation program is appropriately designed and balanced as it both encourages our executive officers to work for our long-term prosperity and reflects a pay-for-performance philosophy, without encouraging our employees to assume excessive risks.

2018 Advisory Vote on Executive Compensation

At our 2018 annual meeting of stockholders, we held our seventh advisory vote on executive compensation. Approximately 99% of the votes cast on the proposal were in favor of our named executive officer compensation as disclosed in our proxy statement for the 2018 meeting, consistent with the results of our say-on-pay vote in 2017. Our Compensation Committee reviewed the final 2018 say-on-pay vote results and determined that, given the significant level of support and the Compensation Committee’s overall satisfaction with the program, no material changes to our executive compensation policies and programs were necessary at that time.

Executive Compensation Philosophy and Objectives

Our executive compensation program has consistently and meaningfully been focused on pay-for-performance principles, and has included payouts above or below target under our annual incentive plan when the Company’s performance was above or below expectations. Our key executive compensation objectives are to attract and retain the highest quality executive talent, motivate executives by aligning their short- and long-term interests with those of our stockholders, and reward short- and long-term individual and Company performance. We use the following principles to guide our decisions regarding executive compensation:

Objectives

The following is a summary of our overall executive compensation philosophy, as approved by our Compensation Committee and our Board:

Pay-for-Performance.    Total compensation should reflect a “pay-for-performance” philosophy such that a substantial portion of executive compensation should include short- and long-term incentive awards that are tied to the achievement of the short- and long-term performance objectives of both the Company and the individual without encouraging excessive risk.

Alignment with Stockholders’ Interests.    Total compensation levels should include a component that reflects stockholder returns and the Company’s overall performance through the use of equity-based awards.

External Competitiveness.    We strive to ensure that our executives’ total compensation levels are competitive with peer companies so that we can attract and retain high performing key executive talent.

To ensure that our executives’ total compensation levels are competitive, our Compensation Committee, in consultation with its independent advisors and our senior management, periodically reviews the compensation policies and practices of other companies in our peer group and the composition of our peer group, which includes commercial stage biopharmaceutical companies with similar business models, industry, complexity, market capitalization, annual revenue and employee headcount.

Internal Parity.    To the extent practicable, base salary levels and short- and long-term incentive target levels for similarly-situated executives within the Company should be comparable to avoid divisiveness and encourage teamwork, collaboration, and a cooperative working environment.

Simplicity and Flexibility.    Our executive compensation program should be straightforward and easy to understand for both our employees and stockholders. The compensation program should also be sufficiently flexible to be able to adapt to rapid changes in the competitive environment for executives in the biotechnology and pharmaceuticals sectors.

Avoidance of Excessive Perquisites.    Although we will consider certain perquisites that are common and appropriate for similarly-situated executives of public companies, as a general matter, we intend to avoid the payment of excessive, unusual, or unnecessary perquisites to executives.

Key Features of Our Compensation Program

Our compensation program is administered under a rigorous process which includes the solicitation by the Compensation Committee of advice of an independent third-party consultant and long-standing, consistently applied practices with respect to the timing of equity grants, the pricing of stock options and the periodic review of peer group practices.

Our Policies and Practices
Pay for performance

A significant portion (78%) of our executive officers’ compensation is variable or “at risk.” For example, the annual bonus amount for each named executive officer is based on the achievement of pre-established company strategic and financial goals and, with the exception of our Chief Executive Officer, individual performance.

Focus on Long-Term Performance

The actual economic value of the long-term incentives granted to our executive officers in the form of equity awards, which vest over three or four years, depends on the performance of our stock price over the period during which the awards vest and could be as little as zero with respect to stock options if our stock price is less than the exercise price of such stock options at the time of vesting or, in the case of PSUs, if our stock price appreciation underperforms the Nasdaq Biotechnology Index.

Cap on Bonus Payouts	No bonus awards will be issued in excess of 200% of the executive’s target bonus.
Change in Control Double Trigger

Neither cash benefits nor acceleration of time-based equity awards are automatically provided to our executive officers in the event of a change of control of the Company unless either the acquirer does not assume the equity awards or there is also a termination of service (or the executive officer resigns for good reason) within one year from the date a change of control of the Company occurs.

Independent Compensation Consultant	We engage an independent advisor, which reports directly to the Compensation Committee.
Stock Ownership Guidelines

To align the interests of our executive officers with our stockholders, we maintain stock ownership guidelines (three times salary for our Chief Executive Officer and one times salary for all other executives).

Clawback Policy

We maintain a clawback policy that allows us to recover cash and equity-based incentive compensation from certain officers in the event we are required to prepare an accounting restatement due to material noncompliance with financial statement requirements.

No Hedging or Pledging

Our Insider Trading Policy prohibits directors, officers and other employees from selling short, buying or selling puts or calls, purchasing on margin and pledging or creating any other encumbrance with respect to our securities.

No Repricing	We never re-price our stock options or issue them with below-market exercise prices.
No Excise Tax Gross-ups on Change in Control Benefits	We do not provide any tax gross-up benefits for excise taxes associated with change in control compensation.
No Guaranteed Bonuses or Salary Increases	We do not provide our executive officers with guarantees for annual salary increases or non-performance-based guaranteed bonuses or equity compensation.
No Share Recycling or Evergreen Provisions	Our 2019 Equity Plan prohibits share recycling and does not contain an evergreen renewal provision.
No Excessive Perquisites	Our named executive officers receive only limited perquisites.
No Post-Termination Retirement or Pension Benefits	We do not provide any post termination retirement benefits, such as defined benefit pension plans to our employees.

Executive Compensation Decisions and Processes

General

The Compensation Committee typically meets at least four times per year, with additional meetings planned as necessary. The Compensation Committee met six times during 2018. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in close consultation, as appropriate, with our President and Chief Executive Officer, Chief Human Resources Officer, General Counsel, and other executives who may have input on a given agenda item. From time to time, various members of management as well as outside advisors and consultants may be invited to make presentations, to provide background information or advice, or to otherwise participate in a given meeting; however, the Compensation Committee meets regularly in executive session. Our Chief Executive Officer is often present and actively participates in discussions and deliberations regarding the compensation of our executive officers. However, our Chief Executive Officer is not present during deliberations regarding his own performance and compensation.

Establishing Annual Performance Goals

At the beginning of each year, the Board agrees upon a defined list of goals against which it will evaluate the Company’s performance at the end of the year for purposes of making executive compensation decisions, based upon the recommendation of the Compensation Committee. The Compensation Committee develops these goals in consultation with senior management, and endeavors to make the goals consistent with the Company’s financial budget and strategic plan for the year, with the expectation that the Company will achieve its baseline goals for the year and that scoring of the goals at the end of the year will likely yield a bonus payout at or about the target amount. The weight given to the various Company goals is based on the Compensation Committee’s and the Board’s subjective determination of the Company’s relative strategic and operating priorities for the upcoming fiscal year. Whenever possible, the Compensation Committee attempts to develop quantitative measures of performance to provide clarity throughout the year as to how the Company is progressing against its goals.

In addition, our Chief Executive Officer works with each executive officer to establish his or her individual annual performance goals and objectives. Individual executive performance goals are not established or scored based on a mathematical calculation (other than our Chief Executive Officer whose bonus is determined by the Company’s performance score), in contrast to the manner in which the overall Company performance goals are established and scored. Rather, individual executive performance goals are established in a manner that allows for more qualitative and subjective assessment.

Annual Executive Compensation Decision-Making Processes

The Compensation Committee conducts an annual review of the performance and compensation of each of our executive officers, including our Chief Executive Officer. This review is typically conducted over a series of Compensation Committee meetings toward the end and just after the end of the completed fiscal year, and is intended to coincide with the Company’s annual Company-wide performance review process.

Our Chief Executive Officer and certain members of senior management typically report to the Compensation Committee and the Board on the Company’s overall performance on a regular basis throughout the year. At the end of the year, our Chief Executive Officer and certain members of the senior management team present the Compensation Committee with a proposed score based on the Company’s actual performance as calculated against the corporate performance goals and targets established by the Compensation Committee and the Board at the outset of the year. Because the Company’s overall performance goals allow for some amount of subjective and qualitative assessment, there are typically a series of meetings and discussions among senior management, the Compensation Committee and the Board as to the exact and appropriate scoring of the Company’s performance against the goals established by the Board at the outset of the year. At the conclusion of the foregoing discussions, the Compensation Committee exercises its discretion to determine a final Company performance score for the completed fiscal year.

The Company’s overall performance score is used to determine the size of the Company-wide bonus pool. In addition, the Company’s annual performance score determines the annual bonus for our Chief Executive Officer. Given that our Chief Executive Officer has ultimate operational responsibility for the overall performance of the Company, the Compensation Committee and the Board believe that his individual annual performance goals and the Company’s overall annual performance goals should be the same and, therefore, determined that his bonus shall be entirely based on the Company’s overall performance score.

For our other named executive officers, our Chief Executive Officer evaluates the executive officer’s overall achievement of his or her performance throughout the year as well as his or her contributions to the Company’s corporate goals and recommends a bonus amount based on the executive’s target bonus, for each executive officer to the Compensation Committee. The Compensation Committee reviews the recommendations of the Chief Executive Officer and each individual executive’s contribution and performance goals, and applies an individual modifier to the corporate score of plus or minus up to 20% depending on such executive officer’s performance during the applicable year. In addition, the Company has a policy that provides that no bonus awards will be issued in excess of 200% of the executive’s target bonus. The Compensation Committee believes that our Chief Executive Officer is in the best position to evaluate the performance of the executives, other than himself, and the Compensation Committee believes that substantial deference to our Chief Executive Officer’s evaluation of such executives and his related recommendations is generally appropriate. With respect to our Chief Executive Officer, he generally reports to the Compensation Committee and the Board on his performance for the completed fiscal year and they provide him feedback regarding that performance. The Compensation Committee generally considers all of the foregoing and makes a determination as to the appropriate level of his base salary, bonus and equity awards.

Generally, at or around the time the Compensation Committee reviews and approves the bonus amount for the executives for the completed fiscal year, it also reviews the salary level of each executive and determines the amount of the annual equity grant to each executive for the then current fiscal year. In accordance with our executive compensation philosophy, the Compensation Committee seeks to ensure that each executive’s salary and the value of the annual equity grant to each executive are competitive with that of similarly situated executives, to the extent such comparable positions exist.

Independent Compensation Consultants

Under its charter, the Compensation Committee is authorized to engage such independent advisors as it deems necessary or appropriate to carry out its responsibilities. The Compensation Committee conducts a thorough independent review of the Company’s overall executive compensation practices relative to its peer group, as well as the composition of the peer group itself, as frequently as every year, or as needed. Consistent with past practice, in September 2017 the Compensation Committee retained the Rewards Solution practice at Aon, specifically members of their Radford advisory team, to perform an executive compensation review for fiscal year 2018 and to provide ad hoc general compensation consulting and advisory services to the Compensation Committee during 2018, including, but not limited to, executive and equity compensation and incentive design. The Compensation Committee has assessed the independence of Radford pursuant to Nasdaq and SEC rules, including evaluating whether other services will be provided by Radford to the Company, the amount of the fees anticipated to be received by Radford, and Radford’s policies and procedures designed to prevent conflicts of interest. Based on this evaluation, the Compensation Committee concluded that no conflict of interest exists that would prevent Radford from serving as an independent consultant to the Compensation Committee.

Beginning in late 2018, Radford initiated discussions with the Compensation Committee comparing the overall compensation then provided by the Company to each of our executive officers, including annual salary, annual bonus opportunity, and annual equity grants against publicly available compensation information from 15 peer companies, described below, identified in consultation with senior management and the Compensation Committee (the “Radford Report”). The peer group companies were selected primarily on the basis of industry, market capitalization, stage of development, annual revenue and number of employees. In addition to publicly available proxy data from the selected peer group companies, Radford utilized its own proprietary market compensation data for the industry.

With input from senior management, the Compensation Committee discussed, reviewed and approved the following criteria, which Radford then used to develop a proposed updated peer group for purposes of the Compensation Committee’s evaluation of our 2018 executive compensation practices:

•        15 publicly-traded U.S. companies to ensure a meaningful market sample;

•        Biopharmaceutical companies with revenue targeted from $200 million to $2 billion;

•        Employee headcount targeted from 300 to 3,000; and

•        Market capitalization targeted from $200 million to $2 billion.

Radford solicited input from senior management before making its final recommendation regarding the Company’s peer group to the Compensation Committee. After review and discussion with Radford, the Compensation Committee accepted the recommendations proposed by Radford with respect to our compensation peer group. Accordingly, the Compensation Committee based its 2018 executive compensation review utilizing the following peer group:

Peer Group
• Acorda Therapeutics, Inc.	• Pacira Pharmaceuticals, Inc.
• Depomed, Inc.	• Spectrum Pharmaceuticals, Inc.
• Eagle Pharmaceuticals*	• Sucampo Pharmaceuticals, Inc.
• Emergent BioSolutions, Inc.	• Supernus Pharmaceuticals, Inc.
• Horizon Pharma Public Limited Company	• The Medicines Company
• INSYS Therapeutics, Inc.	• TherapeuticsMD*
• Ironwood Pharmaceuticals, Inc.	• Vanda Pharmaceuticals, Inc.*
• Nektar Therapeutics

____________

*        New addition to our peer group for purposes of determining 2018 executive compensation based on the Company’s evolving parameters.

In addition to the companies added to our peer group noted above, Ionis Pharmaceuticals, Inc. was removed from our peer group for purposes of determining 2018 executive compensation based primarily on the differences in our market value. ARIAD Pharmaceuticals, Inc. was also removed from our peer group because it was acquired by another company.

The Radford Report confirmed that our then existing executive compensation practices were generally in line with our overall executive compensation philosophy. In particular, the Radford Report confirmed that we had been adhering to our philosophy that total executive compensation should be more heavily weighted toward long-term incentive compensation to ensure that the interests of our executives are aligned with those of our stockholders and that the proportion of total compensation at risk should rise as an executive’s level of responsibility increases.

Elements of Our Executive Compensation Program

Consistent with our executive compensation objectives, we have developed an executive compensation program consisting of base salary, short-term incentives in the form of annual cash bonus opportunities, long-term incentives in the form of equity-based awards (stock options, RSUs and PSUs), and benefits. To further our guiding compensation principles, the relative mix of the foregoing components of each executive’s total potential compensation should be weighted more toward performance-based compensation, both short- and long-term. In 2017 we introduced PSUs which will be earned based on the TSR of our common stock relative to the TSR of common stock of companies on the Nasdaq Biotechnology Index over a three-year period.

The value of such variable compensation is generally weighted more heavily toward long- than short-term incentives to ensure the interests of the executives are more closely aligned with those of our stockholders. The Compensation Committee strives to maintain an appropriate balance between short- and long-term incentive awards and alignment between our executives’ compensation and our Company’s performance. For example, Mr. Heiden’s performance-based compensation amounted to 65% of his total 2018 compensation and 72% of his total estimated 2019 compensation. In particular, the Compensation Committee believes it is important that a majority of our Chief Executive Officer’s total compensation be tied to the performance of our stock relative to our peers and therefore in 2019, Mr. Heiden’s PSU awards are expected to make up 45% of his projected total 2019 compensation (57% of his 2019 equity awards), as compared to 2018 when the PSU award made up 26% of his total compensation (24% of his 2018 equity awards). For purposes of Mr. Heiden’s bonus in the depiction below, we assumed he received his target 2019 bonus.

CEO Pay Mix 2018
16%
Fixed
Performance-Based 65%
Time-Based 35%
Base
16%
Options
22%
RSUs
19%
PSUs
26%
Bonus
18%
83%
Variable

CEO Pay Mix 2019

17%
Fixed
Time-Based 28%
Performance-Based 72%
Options
12%
Base
17%
RSUs
11%
PSUs
45%
Bonus
15%
87%
Variable

Components of Our Executive Compensation Program

Component	Purpose	Key Features
Base Salary

Provides fixed annual cash compensation that is competitive with base salary levels provided to executives in similar positions, responsibility, experience, qualifications, and performance among our peers.

Fixed cash compensation Reviewed annually and adjusted as appropriate Provides predictability to executives Allows us to recruit and retain the best qualified executives
Short-Term Incentives	Motivates executives to achieve both the Company’s annual operating goals and the individual’s annual performance objectives.

Variable cash compensation Amount of annual bonus is based on the achievement of pre-established company performance goals with an individual modifier of plus or minus up to 20% depending on such executive officer’s performance during the applicable year (for our Chief Executive Officer, the annual bonus is based solely on the level of achievement of the corporate goals) No amount is guaranteed Determined annually

Long-Term Incentives	Aligns the interests of executives with those of our stockholders and provides executives with a continuing ownership stake in our long-term success through a mix of options, RSUs, and PSUs.

Annual equity-based awards Promotes retention (three to four-year vesting periods) Options provide value only if there is future stock appreciation Number of PSU shares earned is determined based on TSR of our common stock relative to TSR of common stock of companies on the Nasdaq biotechnology index

Health and Life Insurance and Other Employee Benefits	Competitive to that offered by companies similar to us to ensure that we do not lose talented candidates or employees as a result of an inferior benefits package.	Overall benefits package, including health and life insurance, and a fully vested 401(k) contribution

2018 Base Salary

Base salaries of executives are reviewed annually as part of our annual review process in light of the executive’s individual performance and the Company’s performance during the year as well as the then current competitive conditions. We believe that it is appropriate during most years to provide an upward adjustment to executive salaries if the executive’s performance warrants such adjustment, our financial condition permits, and/or in order to adhere to our executive compensation philosophy of maintaining base salary levels near the 50th percentile as compared to our peers. The Radford Report (described above under “Independent Compensation Consultants”) noted that for 2018, the base salaries for our named executive officers in the aggregate fell at approximately the 50th percentile and the base salary for Mr. Heiden fell at approximately the 38th percentile, as compared to Radford’s market compensation data. As such, based on the Radford Report, in March 2018 the Compensation Committee approved merit increases between approximately 3.0% and 9.5% in order to maintain or align the base salaries of our named executive officers with the 50th percentile. Accordingly, the base salaries, on an annualized basis, of our named executive officers (other than Mr. Butcher, who joined the Company in 2018 and whose compensation was set in his employment agreement) were increased, effective March 2018, as follows:

Name	2017 Base Salary ($)	2018 Base Salary ($)
William K. Heiden	700,000	766,500
Edward Myles	425,000	444,100
J. Alan Butcher	—	450,000
Nicholas Grund	463,500	477,400
Julie Krop, M.D.	440,000	457,600

2018 Annual Cash Bonus

Achievement of Overall Company Performance Goals

The target amount for the annual bonus opportunity is generally established at the outset of the fiscal year or in the executive officer’s employment agreement and is generally based on a percentage of the executive’s base salary that is intended to be competitive with that offered to similarly-situated executives, to the extent such comparable positions exist. As described above under “Annual Executive Compensation Decision-Making Processes,” with the exception of Mr. Heiden, under the current executive annual performance bonus plan, the amount of each named executive officer’s annual bonus is based on pre-established company performance goals with an individual modifier of plus or minus up to 20% depending on such executive officer’s performance during the applicable year.

In accordance with the process detailed above under “Establishing Annual Performance Goals,” and based on the recommendation of the Compensation Committee after consultation with senior management, in early 2018 the Board established the Company’s 2018 performance goals. In early 2019, the Compensation Committee scored the 2018 goals and awarded the Company 135 out of 100 points based on the following conclusions:

Corporate Goal	Weight	Result	Award Value
Financial – (i) net product and services sales at or above $410 million, (ii) adjusted EBIDTA, excluding new transactions, of $70 million, and (iii) target (10%) new prescription exit share for Intrarosa adjusted EBIDTA, excluding new transactions, of $70 million. *	40%	(i) Exceeded revenue goal by approximately $70 million, (ii) exceeded adjusted EBIDTA goal by $45 million (iii) no points awarded for the Intrarosa goal (did not achieve goal).	60
Balance Sheet – alignment of balance sheet to business strategy.	10%	Balance sheet transformed following sale of CBR business and debt repayment of $475 million.	15
New Products – submission and acceptance of Vyleesi new drug application (“NDA”).	15%	The Vyleesi NDA was filed in a timely and high quality manner; accepted for filing.	15
Portfolio Expansion – expand portfolio through in-licensing or acquisition.	10%	Acquired two high-value development stage product candidates.	15
Life Cycle Management – Feraheme and Intrarosa label expansions.	15%	Achieved Feraheme broad iron deficiency anemia label and fully enrolled Intrarosa HSDD study.	20
Organizational Development – implementation of effective digital consumer campaigns, culture of compliance and effective risk management, employee diversity, data security and integration of newly acquired products.	10%	Achieved strong results on all organizational development goals (including diversity), successful integration of two new products/programs and the implementation of data privacy controls.	10
Total	100%		135

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*        Financial goals reflect adjustment following the Company’s August 2018 divestiture of its Cord Blood Registry business.

Adjusted EBIDTA reflects net income under U.S. Generally Accepted Accounting Principles adjusted to account for depreciation and amortization, acquired in-process research and development, net interest expense, provision for income taxes, stock-based compensation and certain other non-cash and non-recurring adjustments.

Actual 2018 Annual Cash Bonus

As discussed above, Mr. Heiden’s individual annual performance goals are the same as the Company’s overall performance goals. Accordingly, Mr. Heiden’s 2018 performance score was 135% during 2018 and therefore the Compensation Committee awarded Mr. Heiden 135% of his target bonus amount. Based on the above scoring of the Company’s 2018 goals at 135% and as modified by the individual performance results of each named executive officer, other than Mr. Heiden, the Compensation Committee approved a 2018 performance bonus to each of the named executive officers as follows:

Name	2018 Target Bonus (as a % of Base Salary)(1)	2018 Target Bonus ($)	2018 Target Bonus Adjusted for 135% Achievement of Company Goals ($)	2018 Individual Modifier Percentage	2018 Target Bonus Percentage Awarded	2018 Actual Annual Bonus ($)
William K. Heiden	85%	651,525	879,559	100%	135%	879,600
Edward Myles(2)	45%	199,845	269,791	120%	162%	323,700
J. Alan Butcher(3)	45%	135,925	183,498	110%	149%	202,410
Nicholas Grund(4)	50%	238,700	322,245	95%	128%	306,100
Julie Krop, M.D.(5)	45%	205,920	277,992	110%	149%	305,800

____________

(1)      In March 2018, the Compensation Committee, in connection with its overall compensation review of our named executive officers and based on the recommendation of Radford, determined the 2018 target bonus as a percentage of base salary for each of our named executive officers, with the exception of Mr. Butcher. Mr. Butcher’s target bonus percentage was set in his April 2018 employment agreement. The target bonus as a percentage of salary for each of our named executive officers remained the same in 2018 as 2017.

(2)      Mr. Myles’ individual achievements included making several significant enhancements across the accounting and finance organizations as well as his leadership role in the divestiture of the Company’s CBR business enabling the early full repayment of the Company’s high yield notes.

(3)      Mr. Butcher’s individual achievements included his key role in developing the Company’s updated strategic plan as well as pursuing and closing two transactions. Mr. Butcher’s 2018 bonus payment reflects a pro-rated amount for the time he was employed by the Company in 2018.

(4)      Mr. Grund’s individual achievements included the successful launches of the Makena auto-injector product and the expanded Feraheme label. However, the Intrarosa revenues fell below the Company’s goals.

(5)      Dr. Krop’s individual achievements included two FDA approvals (the Makena subcutaneous auto-injector and the Feraheme label expansion), submission and acceptance by the FDA of an NDA for Vyleesi and the successful expansion of the Company’s development organization.

2018 Annual Equity Awards

The Compensation Committee and the Board believe that the amount of a new hire and an annual equity-based award should be competitive to that offered to similarly-situated executives, to the extent such comparable positions exist, and total executive compensation should be more heavily weighted toward long-term incentive compensation to ensure that the interests of our executives are aligned with those of our stockholders. In addition, the Compensation Committee and the Board believe that the proportion of total at-risk compensation should rise as an executive’s level of responsibility increases because of the executive’s increased ability to influence overall Company performance.

The Company’s philosophy is to award a portion of each executive’s total annual equity grant to executives in the form of a mix of stock options, RSUs and PSUs, with the total value of the annual equity awards at or above the 50th percentile relative to similarly situated executives in our peer group and with the allocation percentage of equity mix also in line with our peer group. Accordingly, based upon recommendations contained in the Radford Report and recommendations by Mr. Heiden (with respect to the executive officers other than Mr. Heiden), in March 2018, the Compensation Committee awarded our executive officers with a time-based stock option grant, a time-based RSU grant and a PSU grant (detailed below), which when combined, and valuing the RSUs and PSUs at a ratio of approximately one to 2.3 as compared to stock options, provided the executive officers an award at approximately the 50th percentile as compared to Radford’s market compensation data. Mr. Butcher did not receive annual equity awards, as he received new hire awards when he began employment with the Company, as discussed below.

Time Based Stock Options

In March 2018, stock options to purchase the following number of shares of our common stock were granted pursuant to our 2007 Equity Incentive Plan at an exercise price of $21.00, which was the fair market value of a share of our common stock on the date of grant. These options have a ten-year term and vest over four years after the grant date as follows: (a) 25% on the first anniversary of the grant date and (b) equal quarterly installments over the next three years thereafter.

Name	Number of Shares
William K. Heiden	100,000
Edward Myles	24,000
Nicholas Grund	24,000
Julie Krop, M.D.	22,000

Time Based Restricted Stock Units

In March 2018, RSU grants covering the following number of shares of our common stock were awarded pursuant to our 2007 Equity Incentive Plan. These RSUs vest in equal installments over a three-year period beginning on the first anniversary of the grant date.

Name	Number of Shares
William K. Heiden	45,500
Edward Myles	10,000
Nicholas Grund	10,000
Julie Krop, M.D.	13,000

Performance Stock Units

In March 2018, PSU grants covering the following number of shares of our common stock were awarded under our 2007 Equity Incentive Plan and pursuant to the LTIP. The number of PSU shares earned under these awards is determined based on the TSR of our common stock relative to the TSR of the constituents of the Nasdaq Biotechnology Index (the “PSU Peer Group”) as of the beginning of the performance period from March 2, 2018 to March 1, 2021. The number of shares included in the table below represents the target shares awarded; however, the final shares awarded can range from zero to 150% of the target award amount based on our final TSR relative to our PSU Peer Group as follows:

Name	Number of Shares
William K. Heiden	45,500
Edward Myles	10,000
Nicholas Grund	12,000
Julie Krop, M.D.	12,000
Index Relative TSR Return	Percentage of Target Award Earned
Below 25th Percentile	Below Threshold (0%)
25th Percentile	Threshold (50%)
50th Percentile	Target (100%)
75th Percentile	Maximum (150%)

For fiscal 2019, the Committee modified the mix of long-term incentive awards granted to Mr. Heiden to further strengthen the link between those awards and the Company’s long-term performance and in February 2019, awarded Mr. Heiden 70,000 options, 31,000 RSUs and 132,000 PSUs.

New Hire Equity Awards

Upon Mr. Butchers’ start date in April 2018, Mr. Butcher received a stock option award of 62,393 shares with an exercise price of $20.55 and a RSU award of 28,418 shares. These awards were granted outside of our stockholder-approved equity plans. The stock option award vests in four annual equal installments beginning on the first anniversary of the date of grant, and has a ten-year term. The RSU award vests in three annual equal installments beginning on the first anniversary of the date of grant. In addition, in line with our compensation philosophy, these new hire equity awards were, by design, more heavily weighted with stock options versus RSUs.

Additional Compensation Information

Compensation Recoupment/Clawback

We have adopted a Policy for Recoupment of Incentive Compensation so that if the Company is required to prepare an accounting restatement due to our material non-compliance with any financial reporting requirements, then a committee of independent directors may require certain officers, including our named executive officers, to repay or forfeit any “excess compensation.” “Excess compensation” refers to the portion of cash and equity-based incentive compensation received by a covered officer on or after the date the policy was adopted during the three-year period preceding the publication of the restated financial statements that the independent director committee determines was in excess of the amount that such officer would have received had such incentive compensation been determined based on the financial results reported in the restated financial statements. The policy also provides that the independent director committee may take into account any factors it deems reasonable in determining (1) whether to seek recoupment of previously paid excess compensation and (2) if so, how much excess compensation to recoup from the covered officer. Recouped amounts need not be the same amount or proportion for every covered officer and may reflect whether the committee concluded that a covered officer engaged in wrongdoing or committed grossly negligent acts or omissions.

Executive Stock Ownership Guidelines

The Board believes that it is important that our executives be incentivized to focus on long-term stockholder value to ensure that the executives’ interests are aligned with those of our stockholders. Accordingly, the Board has adopted stock ownership guidelines to further align the interests of our executives with the interests of our stockholders and to promote our commitment to sound corporate governance.

Our stock ownership guidelines require all employees with a title of Senior Vice President or higher (each a “Covered Officer”), other than the Chief Executive Officer, to hold shares of our common stock with a value equal to one times the amount of his or her then-current annual base salary. Our Chief Executive Officer is required to hold shares of our common stock with a value equal to three times the amount of his or her then-current annual base salary. These ownership guidelines are calculated annually on the date of the annual meeting of stockholders based on the applicable annual base salary in effect on such calculation date. The value of a share will be measured on the date of our annual meeting of stockholders each year based on the average closing price over the 30 calendar days preceding the date of calculation. Such calculated ownership levels will be reported to the Governance and Risk Committee.

Covered Officers are required to achieve the applicable level of ownership within five years of the later of the date the guidelines were adopted and the date the person first became a Covered Officer. In the event that a Covered Officer does not meet the foregoing stock ownership guidelines, such Covered Officer is prohibited from selling any stock acquired through vesting of RSUs or similar full-value awards or upon the exercise of stock options, except to pay for applicable taxes or the exercise price.

Shares that count toward satisfaction of the guidelines include shares owned outright by the Covered Officer or his or her immediate family members residing in the same household and shares held in trust for the benefit of the Covered Officer or his or her family. Unexercised and/or unvested equity awards do not count toward satisfaction of the guidelines.

Our stock ownership guidelines may be waived, at the discretion of the Board or the Governance and Risk Committee if compliance would create undue hardship or prevent a Covered Officer from complying with a court order, as in the case of a divorce settlement. It is expected that these instances will be rare.

401(k) Plan

We provide a 401(k) Plan to our employees under which they may defer compensation for income tax purposes under Section 401(k) of the Code. Under our current 401(k) Plan, we provide a fully vested contribution equal to 4.0% of each employee’s (including each named executive officer’s) base salary and bonus payments for each plan year. All contributions to the 401(k) plan by or on behalf of employees, including the Company’s 4.0% contribution, are subject to the aggregate annual limits prescribed by the Code.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain executive officers and certain other individuals. Prior to the Tax Cuts and Jobs Act of 2017, which was signed into law December 22, 2017, there was an exception to the deduction limitation for “performance-based” compensation. The Tax Cuts and Jobs Act of 2017 eliminated this exception for “performance-based” compensation, effective for taxable years beginning after December 31, 2017. Therefore, compensation in excess of $1 million paid to our named executive officers in 2018 and later years will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 that are not subsequently materially modified. While the Board and Compensation Committee consider tax deductibility as one factor in determining executive compensation, the Board and Compensation Committee also look at other factors in making their decisions, as noted above, and retain the flexibility to award compensation that they determine to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.

Despite the Board’s and the Compensation Committee’s efforts to structure certain performance-based awards in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including the uncertain scope of the transition relief under the legislation repealing the performance-based compensation exemption from the deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Further, the Board and Compensation Committee reserve the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with our business needs. The Board and Compensation Committee believe that stockholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses.

Compensation Committee Report2

The Compensation Committee has reviewed the “Compensation Discussion and Analysis” section of this Consent Revocation Statement and discussed such section with management. Based on its review and discussions and its ongoing involvement with executive compensation matters, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” section of this Consent Revocation Statement be included in this Consent Revocation Statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2018. This report is provided by the following independent directors who comprise the Compensation Committee:

James Sulat, Chair
John Fallon
Gino Santini

____________

2        The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary of Executive Compensation for the 2018, 2017 and 2016 Fiscal Years

The following table sets forth for the fiscal years ended December 31, 2018, 2017 and 2016 compensation awarded, paid to, or earned by, our President and Chief Executive Officer (our principal executive officer), our Chief Financial Officer (our principal financial officer), and our three other most highly compensated executive officers at December 31, 2018 (our “named executive officers”).

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
William K. Heiden	2018	780,635	—		2,223,130		1,071,850		879,600	11,000	4,966,215
President and	2017	702,973	—		2,355,350		729,274		553,350	8,100	4,349,047
Chief Executive Officer	2016	632,107	—		906,480		931,787		543,500	7,950	3,021,824
Edward Myles(4)	2018	456,794			488,600		257,244		323,700	11,000	1,537,338
Chief Financial	2017	428,847	—		402,150		224,392		216,113	8,100	1,279,602
Officer, Executive	2016	276,923	34,300	(5)	491,600	(6)	379,033	(6)	115,726	7,950	1,305,532
Vice President and
Treasurer
J. Alan Butcher(7)	2018	294,231	300,000	(8)	583,990	(6)	657,098	(6)	202,410	45,333	2,083,062
Chief Business
Officer and Executive
Vice President
Nicholas Grund(9)	2018	492,559			544,320		257,244		306,100	11,000	1,611,223
Former Chief	2017	470,078	—		536,200		280,490		203,940	8,100	1,498,808
Commercial Officer	2016	432,692	100,000	(8)	914,560	(6)	567,824	(6)	231,750	7,950	2,254,776
Julie Krop, M.D.	2018	471,139			607,320		235,807		305,800	11,000	1,631,066
Chief Medical	2017	441,885	—		402,150		224,392		194,040	8,100	1,270,567
Officer and Executive	2016	398,615	—		226,620		246,650		160,800	7,950	1,040,635
Vice President,
Clinical and
Regulatory Affairs

____________

(1)      Amounts shown represent base salary amounts earned by our named executive officers in fiscal years 2018, 2017 and 2016. Salary increases generally occur once each year and are not retroactive to the beginning of that year. For this reason, the amount earned by the named executive officer in a given fiscal year may be lower than such officer’s base salary rate for the majority of the year. In addition, during 2018, the Company implemented a flexible vacation time off policy for employees in positions of Vice President or above. Accordingly, included in the amounts above are the following one-time cash payouts for vacation time accumulated prior to the effective date of the new policy: Mr. Heiden: $26,923; Mr. Myles: $16,346; Mr. Grund: $17,827; and Dr. Krop: $16,923.

(2)      The amounts shown do not reflect compensation actually received by the named executive officers but represent the aggregate grant date fair value of stock options, RSUs or PSUs granted to our named executive officers and are calculated in accordance with current guidance under accounting for stock-based compensation, disregarding adjustments for the forfeitures. Option awards are valued using a Black-Scholes valuation model. Time-based RSUs are valued by multiplying the closing market price of a share of our common stock on the grant date by the number of RSUs granted. PSUs are valued using a Monte-Carlo simulation model, which considered a range of potential future share prices of our stock as well as our peer companies in a selected market index over the performance period. The fair value of the PSUs is reported for the probable outcome, which for this purpose is the target level of achievement of the performance conditions. The fair value of the PSUs at the maximum level of achievement for those executive officers who received PSUs in 2018 is as follows: Mr. Heiden: $1,901,445; Mr. Myles: $417,900; Mr. Grund: $501,480; and Dr. Krop: $501,480. The assumptions used to value the stock option awards and PSUs for all periods presented above are set forth in Note M to our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 1, 2019. Further information regarding our 2018 awards is included in the “Grants of Plan-Based Awards Table for the 2018 Fiscal Year” and “Outstanding Equity Awards at December 31, 2018” tables below.

(3)      Includes Company 401(k) contributions for each named executive officer. For Mr. Butcher, the amount also includes $34,333 reimbursement for certain expenses related to Mr. Butcher’s relocation to Boston in connection with his joining the Company in April 2018.

(4)      Mr. Myles joined us in April 2016 and therefore his 2016 salary and bonus payments reflect a pro-rated amount for the time he was employed by the Company in 2016.

(5)      Reflects a one-time special bonus paid to Mr. Myles to recognize his significant contributions to the Company in 2016.

(6)      Reflects the value of RSUs and stock options that were granted as new hire awards in connection with the commencement of the named executive officer’s respective employment with the Company.

(7)      Mr. Butcher joined us in April 2018 and therefore compensation information is not provided for 2017 and 2016. Mr. Butcher’s 2018 salary and bonus payments reflect a pro-rated amount for the time he was employed by the Company in 2018.

(8)      Reflects a sign-on bonus paid to Mr. Butcher and Mr. Grund in connection with their joining the Company in April 2018 and January 2016, respectively.

(9)      Mr. Grund departed the Company in April 2019.

Grants of Plan-Based Awards for the 2018 Fiscal Year

The following table sets forth grants of plan-based awards to each of our named executive officers for the year ended December 31, 2018. Grants of equity incentive plan awards to each named executive officer were made pursuant to our 2007 Equity Incentive Plan, unless otherwise noted, and grants of non-equity incentive plan awards to each named executive officer were made pursuant to the executive bonus program described above under “2018 Annual Cash Bonus.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards		Estimated Future Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date	Grant Type	Target ($)(1)	Maximum ($)(1)	Target (#)(2)	Maximum (#)(2)
William K. Heiden		Incentive Plan	651,525	1,303,050	—	—	—	—	—	—
	3/2/2018	Stock Options	—	—	—	—	—	100,000	21.00	1,071,850
	3/2/2018	RSUs	—	—	—	—	45,500	—	—	955,500
	3/2/2018	PSUs	—	—	45,500	68,250	—	—	—	1,267,630
Edward Myles		Incentive Plan	199,845	399,690	—	—	—	—	—	—
	3/2/2018	Stock Options	—	—	—	—	—	24,000	21.00	257,244
	3/2/2018	RSUs	—	—	—	—	10,000	—	—	210,000
	3/2/2018	PSUs	—	—	10,000	15,000	—	—	—	278,600
J. Alan Butcher		Incentive Plan	135,925	271,850	—	—	—	—	—	—
	4/30/2018	Stock Options(4)	—	—	—	—	—	62,393	20.55	657,098
	4/30/2018	RSUs(4)	—	—	—	—	28,418	—	—	583,990
Nicholas Grund		Incentive Plan	238,700	477,400	—	—	—	—	—	—
	3/2/2018	Stock Options	—	—	—	—	—	24,000	21.00	257,244
	3/2/2018	RSUs	—	—	—	—	10,000	—	—	210,000
	3/2/2018	PSUs	—	—	12,000	18,000	—	—	—	334,320
Julie Krop, M.D		Incentive Plan	205,920	411,840	—	—	—	—	—	—
	3/2/2018	Stock Options	—	—	—	—	—	22,000	21.00	235,807
	3/2/2018	RSUs	—	—	—	—	13,000	—	—	273,000
	3/2/2018	PSUs	—	—	12,000	18,000	—	—	—	334,320

____________

(1)      The amounts reported in these columns represent the 2018 target and maximum cash incentive compensation award potential for each named executive officer. Based on our policy that no bonus awards will be issued in excess of 200% of the executive’s target bonus, for purposes of this table, we have assumed that the maximum bonus amount payable to any named executive officer is equal to 200% of his or her target bonus amount. The Board and the Compensation Committee do not establish threshold bonus amounts. In March 2019, the Compensation Committee determined each executive officer’s bonus amounts, resulting in the payouts detailed in the column labeled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table above. The target and maximum amounts reported for Mr. Butcher are prorated based on his April 2018 start date.

(2)      The amounts reported in these columns represent the 2018 target and maximum number of PSU shares which will vest, if at all, at the end of the three-year performance period applicable to the PSUs assuming achievement of the relevant performance objectives, as described below in “Discussion of Summary Compensation and Grants of Plan-Based Awards Tables.” The PSU awards granted in 2018 were made according to the metrics described below and are included in the Summary Compensation Table in the column labeled “Stock Awards.”

(3)      Amounts shown represent the aggregate grant date fair value of stock options, RSUs and PSUs granted to our named executive officers and are calculated in accordance with current guidance under accounting for stock-based compensation, disregarding adjustments for forfeitures. The fair value of the PSUs is reported for the probable outcome, which for this purpose is the target level of achievement. See Summary Compensation Table footnote (2) for additional details. The fair value shown in the table may not be indicative of the value realized on the date the options are exercised or the RSUs or PSUs vest due to variability in the share price of our common stock.

(4)      These RSUs and stock options were granted to Mr. Butcher as new hire awards in connection with the commencement of his employment with the Company during 2018. These grants were made outside of our stockholder approved equity plans in reliance on Nasdaq Listing Rule 5635(c)(4).

Outstanding Equity Awards at December 31, 2018

The following table sets forth certain information regarding outstanding equity awards held by each of our named executive officers at December 31, 2018:

		Option Awards(1)						Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
William K. Heiden	5/14/2012	210,000	(4)(5)	—		12.99	5/14/2022	—		—		—	—
	2/28/2013	86,300		—		16.55	2/28/2023	—		—		—	—
	2/27/2014	93,800		—		21.13	2/27/2024	—		—		—	—
	2/26/2015	56,250		3,750		49.46	2/26/2025	—		—		—	—
	3/1/2016	58,437		26,563		25.18	3/1/2026	—		—		—	—
	3/1/2016	—		—		—	—	12,003		182,326		—	—
	2/23/2017	28,437		36,563		23.75	2/23/2027	—		—		—	—
	2/23/2017	—		—		—	—	20,001		303,815		—	—
	2/23/2017	—		—		—	—	—		—		55,000	835,450
	3/2/2018	—		100,000		21.00	3/2/2028	—		—		—	—
	3/2/2018	—		—		—	—	45,500		691,145		—	—
	3/2/2018	—		—		—	—	—		—		45,500	691,145
Edward Myles	4/11/2016	17,500	(4)(5)	17,500	(4)(5)	24.58	4/11/2026	—		—		—	—
	4/11/2016	—		—		—	—	6,668	(4)	101,287	(4)	—	—
	2/23/2017	8,750		11,250		23.75	2/23/2027	—		—		—	—
	2/23/2017	—		—		—	—	5,001		75,965		—	—
	2/23/2017	—		—		—	—	—		—		7,500	113,925
	3/2/2018	—		24,000		21.00	3/2/2028	—		—		—	—
	3/2/2018	—		—		—	—	10,000		151,900		—	—
	3/2/2018	—		—		—	—	—		—		10,000	151,900

		Option Awards(1)						Stock Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)(1)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
J. Alan Butcher	4/30/2018	—		62,393	(4)(5)	20.55	4/30/2028	—		—		—	—
	4/30/2018	—		—		—	—	28,418	(4)	431,669	(4)	—	—
Nicholas Grund	1/4/2016	22,500	(4)(5)	22,500	(4)(5)	28.58	1/4/2026	—		—		—	—
	1/4/2016	—		—		—	—	10,669	(4)	162,062	(4)	—	—
	2/23/2017	10,937		14,063		23.75	2/23/2027	—		—		—	—
	2/23/2017	—		—		—	—	6,667		101,272		—	—
	2/23/2017	—		—		—	—	—		—		10,000	151,900
	3/2/2018	—		24,000		21.00	3/2/2028	—		—		—	—
	3/2/2018	—		—		—	—	10,000		151,900		—	—
	3/2/2018	—		—		—	—	—		—		12,000	182,280
Julie Krop, M.D.	6/1/2015	22,500	(4)(5)	7,500	(4)(5)	68.81	6/1/2025	—		—		—	—
	3/1/2016	15,468		7,032		25.18	3/1/2026	—		—		—	—
	3/1/2016	—		—		—	—	3,001		45,585		—	—
	2/23/2017	8,750		11,250		23.75	2/23/2027	—		—		—	—
	2/23/2017	—		—		—	—	5,001		75,965		—	—
	2/23/2017	—		—		—	—	—		—		7,500	113,925
	3/2/2018	—		22,000		21.00	3/2/2028	—		—		—	—
	3/2/2018	—		—		—	—	13,000		197,470		—	—
	3/2/2018	—		—		—	—	—		—		12,000	182,280

____________

(1)      Unless otherwise specified: (a) all option and RSU awards were granted under our 2007 Equity Incentive Plan; (b) all option awards have a ten-year term; (c) all option awards vest over four years from the grant date, with 25% vesting on the first anniversary of the grant date and the remainder vesting in equal quarterly installments over the next three years thereafter; and (d) all RSU awards vest in equal annual installments over a three-year period beginning on the first anniversary of the grant date. In addition, the exercise price for all stock option awards set forth in this table is the fair market value of a share of our common stock on the date of grant.

(2)      Each RSU entitles the holder thereof to receive one share of our common stock for each RSU granted upon vesting or settlement. The market value is calculated by multiplying $15.19, the closing price of a share of our common stock on the last trading day of 2018 (December 31, 2018) as reported on Nasdaq, by the number of unvested units.

(3)      Each PSU entitles the holder thereof to receive one share of our common stock for each PSU granted upon vesting or settlement. The number of PSU shares earned under these awards is determined based on the TSR of our common stock relative to the TSR of the constituents of the Peer Group as of the beginning of the three year performance period, as applicable to each grant. The number of shares included in the table above represents the target shares awarded however; the final shares awarded can range from zero to 150% of the target award amount based on our final TSR relative to our Peer Group. The market value is calculated by multiplying $15.19, the closing price of a share of our common stock on the last trading day of 2018 (December 31, 2018) as reported on Nasdaq, by the number of unvested units. In the event that a Sale Event (as defined in the 2007 Equity Incentive Plan) occurs prior to the end of a performance period, each PSU will be deemed earned with respect to the higher of (i) the target award, multiplied by a fraction, the numerator of which shall be the number of calendar days from the first day of the applicable performance period to the valuation date and the denominator of which shall be the number of days in the performance period or (ii) the number of PSUs based on the attainment level resulting from the index relative TSR return, calculated from the first day of the applicable performance period through the end of the calendar month immediately preceding the date of the Sale Event.

(4)      Represents a new hire grant awarded outside of our stockholder approved equity plans in reliance on Nasdaq Listing Rule 5635(c)(4).

(5)      This award vests in equal annual installments over a four-year period beginning on the first anniversary of the grant date.

Option Exercises and Stock Vested in Fiscal 2018

The following table sets forth certain information regarding option exercises and stock vested during the year ended December 31, 2018 with respect to each of our named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
William K. Heiden(2)	—	—	35,900	753,900
Edward Myles(3)	—	—	9,165	184,799
J. Alan Butcher	—	—	—	—
Nicholas Grund(4)	—	—	13,999	293,979
Julie Krop, M.D.(5)	—	—	12,834	261,079

____________

(1)      Unless otherwise specified, value is calculated by multiplying the number of underlying shares by the closing price of a share of our common stock on the vesting date.

(2)      Pursuant to certain RSU award arrangements and due to the timing of Company blackout periods, the delivery of certain shares to Mr. Heiden was deferred for a period of time past the vesting date. Therefore, the realized value of 35,900 RSUs was determined using the stock price on March 2, 2018, the date the shares underlying such RSUs were delivered.

(3)      Pursuant to certain RSU award arrangements and due to the timing of Company blackout periods, the delivery of certain shares to Mr. Myles was deferred for a period of time past the vesting date. Therefore, the realized value of 2,499 and 6,666 RSUs was determined using the stock price on March 2, 2018 and July 2, 2018, respectively, the dates the shares underlying such RSUs were delivered.

(4)      Pursuant to certain RSU award arrangements and due to the timing of Company blackout periods, the delivery of certain shares to Mr. Grund was deferred for a period of time past the vesting date. Therefore, the realized value of 13,999 RSUs was determined using the stock price on March 2, 2018, the date the shares underlying such RSUs were delivered.

(5)      Pursuant to certain RSU award arrangements and due to the timing of Company blackout periods, the delivery of certain shares to Dr. Krop was deferred for a period of time past the vesting date. Therefore, the realized value of 5,499 and 7,335 RSUs was determined using the stock price on March 2, 2018 and July 2, 2018, respectively, the dates the shares underlying such RSUs were delivered.

Change of Control and Severance Compensation

Benefits Provided Upon Termination Not in Connection with a Change of Control

We have entered into employment agreements with all of our named executive officers, which provide certain benefits to our executive officers in the event of certain terminations of employment not in connection with a change of control. Our philosophy is that appropriate provision should be made for our executive officers in the event of a termination of their employment with us without cause or if they resign for good reason. We believe that providing such severance compensation encourages our executives to exercise independent business judgment in what they believe to be in the best interests of the Company and those of our stockholders without concern of being terminated without appropriate compensation. We also believe that these mutually-agreed-upon severance arrangements are appropriate because they are necessary to recruit, retain and motivate key executive talent. Accordingly, our named executive officer’s employment agreements provide the following severance benefits, in the event of a termination of employment of the named executive officer, other than for death, disability or cause, or he or she resigns for good reason, and he or she has complied with all his or her obligations under all agreements with us and signs a general release of claims in a form acceptable to us:

•        An amount equal to 12 months (or 24 months in the case of our Chief Executive Officer) of his or her then current base salary paid in equal installments over the severance period in accordance with our usual payroll schedule; and

•        All time-based stock options and other time-based equity awards which would have vested if the named executive officer had been employed for an additional 12 months (or 24 months in the case of our Chief Executive Officer) following the date of termination.

Benefits Provided Upon Termination in Connection with a Change of Control

Our change of control compensation arrangements are designed to align to our philosophy that appropriate provision should be made for our executive officers both upon the occurrence of a change of control of the Company and in the event their employment is terminated within one year following such a change of control. We believe that providing severance compensation if an executive officer is terminated as a result of a change of control promotes the ability of our executives to act in the best interests of our stockholders even where a transformative transaction may result in termination of the executive’s employment. We also believe that these mutually-agreed-upon severance arrangements are appropriate because they are necessary to recruit, retain and motivate key executive talent.

In the event that upon a change of control, the Company or the successor to or acquirer of the Company’s business elects not to assume all the then unvested outstanding stock options, RSUs and other equity incentives that were granted to the executive officer prior to the change of control, such securities will become vested in full as of the date of the change of control; provided that any PSUs shall be deemed earned and vested in accordance with their terms.

Further, in the event that within one year from the date a change of control of the Company occurs, we or our successor terminates the employment of our named executive officers other than for death, disability or cause, or he or she resigns for good reason, and he or she has complied with all his obligations under all agreements with us and signs a general release of claims in a form acceptable to us or our successor, then we or our successor are obligated to provide the executive with the following benefits post-termination pursuant to his or her employment agreement:

	Mr. Heiden	All Other Named Executive Officers
Base Salary (paid in equal installments over the severance period in accordance with our usual payroll schedule)	24 months	12 months
Annual Target Bonus (paid in a lump sum)	Two times target annual bonus amount for the year in which the change of control occurs.	One times target annual bonus amount for the year in which the change of control occurs.
Health and Dental Benefits (payment or reimbursement of the premiums for continued health and dental benefits)	Until the earlier of (a) 12 months following termination and (b) health and dental coverage being provided to Mr. Heiden under another employer’s health and dental plans.	Until the earlier of (a) 24 months following termination and (b) health and dental coverage being provided to the executive under another employer’s health and dental plans.
Vesting of Equity Awards	The full acceleration of vesting of any time-based unvested outstanding stock options, RSUs and other equity incentives that were granted before such change of control.	The full acceleration of vesting of any time-based unvested outstanding stock options, RSUs and other equity incentives that were granted before such change of control.

In addition, these employment agreements contain a provision which provides that any payments and benefits due to the executive in connection with a change of control that would otherwise be subject to an excise tax under Section 4999 of the Code shall be reduced, but only if such reduction would result in the executive retaining a larger portion of such payments on an after-tax basis than if no reduction was made and the excise taxes had been paid (a so-called modified cutback provision).

Benefits Provided in the Event of Death and Disability

The employment agreements of our named executive officers also provide that, in the event of the death or permanent disability of the executive, all unvested equity awards then held by such executive shall become immediately vested in full. In addition, in the event of his or her death, the executive’s estate shall be eligible to receive a pro rata portion of his or her performance bonus for such year based upon the Board’s determination of progress against corporate performance objectives as of the time of such executive’s death.

Other

Our named executive officers are also subject to the terms of a Non-Disclosure, Non-Competition, Non-Solicitation, and Invention Assignment Agreement with us, and the terms of these agreements survive the termination of the named executive officer’s employment for a period of one year.

Potential Payments upon Termination or Change of Control

The table below sets forth the estimated amount of payments and other benefits each named executive officer would have been entitled to receive upon the occurrence of the indicated event, assuming that the event occurred on December 31, 2018. The information is provided relative to the named executive officer’s termination or change of control policies or arrangements in place on such date. The values relating to vesting of stock options, RSU and PSU awards are based upon a per share fair market value of our common stock of $15.19, the closing price of a share of our common stock as reported on Nasdaq on December 31, 2018. Actual payments made at any future date will fluctuate based on various factors, including salary and bonus levels, the vesting schedules of the various equity-based awards, and the price of our common stock at the time of termination or change of control.

Name	Salary and Other Cash Payments ($)(1)	Vesting of Stock Options ($)(2)	Vesting of RSUs ($)(3)	Vesting of PSUs ($)(3)	Health and Dental Benefits ($)	Total ($)
William K. Heiden
Termination without cause or resignation for good reason other than in the context of a change of control	1,533,000	—	946,853	—	—	2,479,853
Termination without cause or resignation for good reason within 12 months following a change of control(4)	2,836,050	—	1,177,286	707,646	22,516	4,743,498
Termination upon death	879,600	—	1,177,286	—	—	2,056,886
Termination upon disability	—	—	1,177,286	—	—	1,177,286
Edward Myles
Termination without cause or resignation for good reason other than in the context of a change of control	444,100	—	189,890	—	—	633,990
Termination without cause or resignation for good reason within 12 months following a change of control(4)	643,945	—	329,152	112,503	45,032	1,130,632
Termination upon death	323,700	—	329,152	—	—	652,852
Termination upon disability	—	—	329,152	—	—	329,152

Name	Salary and Other Cash Payments ($)(1)	Vesting of Stock Options ($)(2)	Vesting of RSUs ($)(3)	Vesting of PSUs ($)(3)	Health and Dental Benefits ($)	Total ($)
J. Alan Butcher
Termination without cause or resignation for good reason other than in the context of a change of control	450,000	—	143,880	—	—	593,880
Termination without cause or resignation for good reason within 12 months following a change of control(4)	652,500	—	431,669	—	45,032	1,129,201
Termination upon death	202,410	—	431,669	—	—	634,079
Termination upon disability	—	—	431,669	—	—	431,669
Nicholas Grund
Termination without cause or resignation for good reason other than in the context of a change of control	477,400	—	263,319	—	—	740,719
Termination without cause or resignation for good reason within 12 months following a change of control(4)	716,100	—	415,234	144,381	26,726	1,302,441
Termination upon death	306,100	—	415,234	—	—	721,334
Termination upon disability	—	—	415,234	—	—	415,234
Julie Krop, M.D.
Termination without cause or resignation for good reason other than in the context of a change of control	457,600	—	149,363	—	—	606,963
Termination without cause or resignation for good reason within 12 months following a change of control(4)	663,520	—	319,020	120,937	—	1,103,477
Termination upon death	305,800	—	319,020	—	—	624,820
Termination upon disability	—	—	319,020	—	—	319,020

____________

(1)      Amount represents the contractual amounts payable under the executive’s employment agreement as described above, assuming the base salary and target bonus in effect as of December 31, 2018.

(2)      The amount shown in this column represents the difference between the exercise price and the fair market value of the accelerated options assuming a $15.19 fair market value of a share of our common stock based on the reported closing price on Nasdaq on December 31, 2018. Any option with an exercise price of greater than $15.19 was assumed to be canceled for no consideration and, therefore, had no intrinsic value.

(3)      The amount shown in this column was calculated by multiplying the executive’s number of unvested RSU and PSU shares at December 31, 2018 scheduled to vest upon the specified event by $15.19, the fair market value of a single share of our common stock on December 31, 2018. For purposes of this table, we have assumed that the number of PSU shares that would vest upon termination within 12 months of a change in control is the target amount as prorated by the number of days from the beginning of the performance measurement period to December 31, 2018 over the total number of days in the performance measurement period.

(4)      In the event the executive would become subject to an excise tax under Section 4999 of the Code imposed on parachute payments (within the meaning of 280G of the Code), the amounts payable as described above in connection with a change in control would be reduced to the level so that the excise tax will not apply, but only if such reduction would result in a greater after-tax amount to the executive.

CEO Pay Ratio

AMAG’s compensation and benefits philosophy and the overall structure of our compensation and benefit programs encourage and reward all employees who contribute to our success. We strive to ensure that the pay of every employee reflects the level of their job impact and responsibilities and is competitive within our peer group. Compensation rates are benchmarked and set to be market-competitive. As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K (the “CEO Pay Ratio Rule”), we identified our median compensated employee using a “Consistently Applied Compensation Measure”, which we believe closely approximates the annual total direct compensation for our employees. Specifically, we identified our median employee by calculating the sum of annual base pay, bonus opportunity at target and the grant date fair value for standard equity awards for all of our employees, excluding Mr. Heiden, who were employed by us on October 2, 2018. We annualized the base salary and target bonus of all permanent employees who were hired in 2018 but did not work the entire year. However, we did not perform adjustments to the compensation paid to part-time employees to calculate what they would have been paid on a full-time basis. After identifying the median compensated employee, we calculated the total annual compensation for this employee by using the same methodology we use for our named executive officers as disclosed in the Summary Compensation Table above.

The annual total compensation of our Chief Executive Officer, Mr. Heiden, as reported in the Summary Compensation Table was $4,966,215. The annual total compensation of our median compensated employee was $195,142, resulting in a ratio of 25:1, which is below the 25th percentile of the Company’s peer group. This ratio and annual total compensation amounts are reasonable estimates that have been calculated using methodologies and assumptions permitted by SEC rules. This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions. In light of the different assumptions, estimates, methodologies, and adjustments that companies may apply in compliance with the CEO Pay Ratio Rule, this information should not be used as a basis for comparison between different companies.

APPRAISAL RIGHTS

Our stockholders are not entitled to appraisal rights in connection with the Caligan Proposals or this Consent Revocation Statement.

OTHER MATTERS

The only matters for which the participants intend to solicit revocations of consents are set forth in this Consent Revocation Statement. However, if consents are solicited by Caligan or any other person on any other matter, the participants may determine that it is in the best interests of the Company and its stockholders to solicit revocations of consents with respect to such additional matters.

ADVANCE NOTICE PROVISIONS FOR 2020 ANNUAL MEETING

Stockholder proposals may be included in our proxy statement for an annual meeting of stockholders so long as they are provided to us on a timely basis and are otherwise submitted in accordance with SEC regulations under Rule 14a-8 under the Exchange Act regarding the inclusion of stockholder proposals in company-sponsored proxy materials. To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing to our principal executive offices at AMAG Pharmaceuticals, Inc., 1100 Winter Street, Waltham, Massachusetts 02451, Attention: Secretary and must be received by us no later than December 14, 2019. Proposals must comply with the procedures and satisfy the conditions set forth in Rule 14a-8 under the Exchange Act.

If you wish to nominate a candidate for director or submit a proposal that is not intended to be included in our proxy materials for next year’s annual meeting of stockholders, you must submit such proposal or nomination in writing to our principal executive offices at AMAG Pharmaceuticals, Inc., 1100 Winter Street, Waltham, Massachusetts 02451, Attention: Secretary. Such proposal or nomination must be received by us no earlier than January 17, 2020 and no later than February 16, 2020 and must satisfy the requirements set forth in the Bylaws. If the date of our 2020 annual meeting of stockholders is advanced by more than 30 days or delayed by more than 30 days from the anniversary of our 2019 Annual Meeting, any stockholder nomination or other proposal must be received by us no earlier than the close of business on the 120th day prior to such advanced or delayed annual meeting date and no later than the close of business on the later of (1) the 90th day prior to such advanced or delayed annual meeting date and (2) the 10th day following the first public announcement of the meeting date.

In order to curtail controversy as to the date on which a proposal was received by us, we suggest that you submit your proposals by registered mail, return receipt requested.

FORWARD-LOOKING STATEMENTS

This Consent Revocation Statement contains forward-looking information about AMAG within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, the belief that any corporate action taken must be for the benefit of all Company stockholders and must be rooted in a strong understanding of the pharmaceutical industry, AMAG’s business and its important milestones ahead, beliefs about AMAG’s strategy and long-term value creation, beliefs about AMAG’s strategic plan and implementation thereof, beliefs about AMAG’s financial profile and its Board and expectations as to and beliefs about the consent solicitation are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others, the impact and results of the consent solicitation and other activism activities by Caligan and/or other activist investors; as well as those risks identified in AMAG’s filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2018, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019 and subsequent filings with the SEC which are available at the SEC’s website at www.sec.gov. Any such risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

HOUSEHOLDING OF CONSENT REVOCATION STATEMENT

The Company will not provide householding in connection with this solicitation.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any document we file without charge through the SEC website at www.sec.gov, on our website at www.amagpharma.com under “Investors” or upon written request to our principal executive offices at AMAG Pharmaceuticals, Inc., 1100 Winter Street, Waltham, Massachusetts 02451, Attention: Investor Relations.

APPENDIX A — CERTAIN INFORMATION REGARDING PARTICIPANTS IN THIS SOLICITATION

Under applicable SEC rules and regulations, members of the Board and certain officers of the Company are “participants” with respect to the Company’s solicitation of revocations of consents in connection with the Caligan Proposals. The following sets forth certain information about such participants.

Directors

For information on the names and principal occupations and occupations over the previous five years, to the extent applicable, of the directors of the Company, please see “Information about the Current Directors of the Company” on page 9 of this Consent Revocation Statement. Other than as set forth in this Appendix A or elsewhere in this Consent Revocation Statement, the business address for the Company’s directors is c/o AMAG Pharmaceuticals, Inc., 1100 Winter Street, Waltham, Massachusetts 02451. The business address for Anne Phillips is c/o Novo NordiskUSA, 800 Scudders Mill Road, Plainsboro, NJ 08536.

Officers and Employees

The officers and employees of the Company who are participants are William K. Heiden, Edward Myles, Joseph D. Vittiglio and Linda Lennox. For information on Mr. Heiden, please see “Information about the Current Directors of the Company” on page 9 of this Consent Revocation Statement. For information on Mr. Myles and Mr. Vittiglio, please see “Information about the Current Executive Officers of the Company” on page 30 of this Consent Revocation Statement. Ms. Lennox’s principal occupation is Vice President, Investor Relations & Corporate Communications of the Company. The business address for the Company’s officers and employees is c/o AMAG Pharmaceuticals, Inc., 1100 Winter Street, Waltham, Massachusetts 02451.

Information Regarding Ownership of the Company’s Securities by Participants

For the number of the Company’s securities beneficially owned by directors and named executive officers of the Company, including Mr. Heiden and Mr. Myles, as of September [•], 2019, please see “Security Ownership of Certain Beneficial Owners and Management” on page 22 of this Consent Revocation Statement. As of September [•], 2019, Ms. Lennox beneficially owns [•] shares of the common stock of the Company (including [•] shares subject to stock options held by Ms. Lennox that are currently exercisable or will become exercisable within 60 days of September [•], 2019) and Mr. Vittiglio beneficially owns [•] shares of the common stock of the Company (including [•] shares subject to stock options held by Mr. Vittiglio that are currently exercisable or will become exercisable within 60 days of September [•], 2019). To the Company’s knowledge, Ms. Lennox and Mr. Vittiglio each have sole voting and investment power with respect to the securities they hold, other than property rights of spouses.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth information regarding purchases and sales of the Company’s securities by each participant within the past two years. No part of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Transaction Date	Number of Shares of Common Stock	Acquisition (A) or Disposition (D)	Transaction Description
William K. Heiden	5/9/2019	10,000	A	1
	3/2/2019	4,467	D	7
	3/1/2019	3,535	D	7
	2/25/2019	132,000	A	3
	2/25/2019	31,000	A	4
	2/25/2019	70,000	A	6
	2/23/2019	2,957	D	7
	8/7/2018	5,000	D	8
	6/4/2018	20,000	D	8
	3/2/2018	1,149	D	7
	3/2/2018	2,945	D	7
	3/2/2018	2,946	D	7
	3/2/2018	3,506	D	7
	3/2/2018	45,500	A	3
	3/2/2018	45,500	A	4
	3/2/2018	100,000	A	6
Barbara Deptula	5/16/2019	8,116	A	4
	5/16/2019	17,326	A	6
	6/7/2018	3,578	A	4
	6/7/2018	7,543	A	6
John A. Fallon, M.D	5/16/2019	8,116	A	4
	5/16/2019	17,326	A	6
	6/7/2018	3,578	A	4
	6/7/2018	7,543	A	6
Kathrine O’Brien	5/16/2019	8,116	A	4
	5/16/2019	17,326	A	6
	4/12/2019	564	A	4
	4/12/2019	1,200	A	6
	4/12/2019	6,000	A	6
Robert J. Perez	5/16/2019	8,116	A	4
	5/16/2019	17,326	A	6
	6/7/2018	3,578	A	4
	6/7/2018	7,543	A	6
Anne M. Phillips, M.D., FRCPC	5/16/2019	8,116	A	4
	5/16/2019	17,326	A	6
	4/12/2019	564	A	4
	4/12/2019	1,200	A	6
	4/12/2019	6,000	A	6
Gino Santini	5/16/2019	8,116	A	4
	5/16/2019	17,326	A	6
	6/7/2018	3,578	A	4
	6/7/2018	7,543	A	6

Name	Transaction Date	Number of Shares of Common Stock	Acquisition (A) or Disposition (D)	Transaction Description
Davey S. Scoon	5/16/2019	8,116	A	4
	5/16/2019	17,326	A	6
	6/7/2018	3,578	A	4
	6/7/2018	7,543	A	6
James R. Sulat	5/16/2019	8,116	A	4
	5/16/2019	17,326	A	6
	6/7/2018	3,578	A	4
	6/7/2018	7,543	A	6
Edward Myles	4/11/2019	1,964	D	7
	3/2/2019	1,064	D	7
	2/25/2019	20,000	A	3
	2/25/2019	12,000	A	4
	2/25/2019	25,000	A	6
	2/23/2019	869	D	7
	7/2/2018	1,964	D	7
	3/2/2018	854	D	7
	3/2/2018	10,000	A	3
	3/2/2018	10,000	A	4
	3/2/2018	24,000	A	6
Linda Lennox	7/1/2019	100	A	4
	2/25/2019	6,320	A	4
	8/9/2018	3,464	D	2
	3/2/2018	5,333	A	4
Joseph D. Vittiglio	3/7/2019	1,425	D	8
	3/2/2019	1,146	D	7
	3/1/2019	986	D	7
	2/25/2019	12,000	A	3
	2/25/2019	20,000	A	4
	2/25/2019	25,000	A	6
	2/23/2019	869	D	7
	8/24/2019	1,473	D	7
	3/6/2018	770	D	8
	3/2/2018	1,011	D	7
	3/2/2018	10,000	A	3
	3/2/2018	12,000	A	4
	3/2/2018	20,000	A	6
	2/23/2018	869	D	7
	8/29/2017	1,250	D	8
	8/24/2017	1,633	D	7

Transaction Descriptions Key:

1       Open Market or Private Purchase

2       Open Market or Private Sale

3       Performance Grant of RSUs

4       Time-Based Grant of RSUs

5       Grant of RSUs to New Director

6       Grant of Options

7       Shares Withheld for Payment of Tax Liability Incident to Vesting of RSUs

8       Sale Effected Pursuant to Rule 10b5-1 Trading Plan

9       Other Disposition

Other Proceedings

There are no material proceedings to which the participants or any of their associates is a party or has a material interest adverse to the Company.

Miscellaneous Information Concerning Participants

Other than as set forth in this Appendix A or elsewhere in this Consent Revocation Statement and based on the information provided by each Participant, no Participant or associate of any Participant (1) beneficially owns, directly or indirectly, or owns of record but not beneficially, any shares of common stock or other securities of the Company or any parent or subsidiary of the Company; (2) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon with regard to the Company’s solicitation of revocations of consents in connection with the Caligan Proposals other than an interest, if any, as a stockholder of the Company; or (3) has purchased or sold any securities of the Company within the past two years. In addition, neither the Company nor any of the participant listed above is now or has been within the past year a party to any contract, arrangement or understanding with any person with respect to any of the Company’s securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of consents.

Other than as set forth in this Appendix A or elsewhere in this Consent Revocation Statement and based on the information provided by each Participant, none of the Company, the participant or any associates of the participant have or will have (1) any arrangements or understandings with any person with respect to any future employment by the Company or any of its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party or (2) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of the Company’s last fiscal year or any currently proposed transactions, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeds $120,000.

PRELIMINARY COPY DATED SEPTEMBER 16, 2019 — SUBJECT TO COMPLETION

GREEN CONSENT REVOCATION CARD

CONSENT REVOCATION
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF
AMAG PHARMACEUTICALS, INC.

The undersigned, a record holder of common stock, par value $0.01 per share (“AMAG Common Stock”), of AMAG Pharmaceuticals, Inc. (the “Company”), acting with respect to all shares of AMAG Common Stock held by the undersigned at the close of business on [•], 2019, hereby acts as follows concerning the solicitation of written consents by Caligan Partners LP and certain of its affiliates (“Caligan”) to take the following actions without a meeting of the stockholders of the Company.

MARKING “REVOKE MY CONSENT” OR “ABSTAIN” BELOW WILL HAVE THE EFFECT OF REVOKING ANY PRIOR CONSENT. Marking “DO NOT REVOKE MY CONSENT” for a proposal will have no effect on any earlier dated consent that you may have delivered to Caligan with respect to such proposal or, if you have not previously delivered a consent to Caligan consenting to such proposal, it will have no effect on the outcome of the consent solicitation.

If this Consent Revocation Card is signed and returned, it will be voted in accordance with your instructions. If no direction is made with respect to any proposal or all proposals, by signing and dating this Consent Revocation Card, the undersigned will be treated as having revoked its consent with respect to each proposal where no instruction was given in accordance with the recommendations of the Board of Directors of the Company (the “Board”), except that the undersigned will not be deemed to have revoked its consent to the removal of any director, or the election of any director, whose name is written in the space provided.

THE BOARD URGES YOU TO MARK “REVOKE MY CONSENT”
ON ALL CALIGAN PROPOSALS SET FORTH HEREIN.

PLEASE REVOKE YOUR CONSENT TODAY BY SIGNING, DATING AND RETURNING THIS CONSENT REVOCATION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

– – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – – –

INSTRUCTIONS: FILL IN BOXES “☐” IN BLACK OR BLUE INK

The Board recommends that you mark “REVOKE MY CONSENT” to each Caligan proposal below:

Caligan Proposal 1 — To remove without cause the following four directors of the Board: Gino Santini, Davey S. Scoon, John A. Fallon and James R. Sulat (and, in addition, any person elected, appointed or designated by the Board to fill any vacancy or newly created directorship since September 4, 2019 and prior to the time that any of the actions proposed to be taken by this Consent Solicitation become effective).

REVOKE MY CONSENT	DO NOT REVOKE MY CONSENT	ABSTAIN
☐	☐	☐

INSTRUCTIONS: To revoke your consent, not revoke your consent or abstain consenting to the removal of all the persons named in Caligan Proposal 1, check the appropriate box above. If you wish to revoke your consent to the removal of certain of the persons named in Caligan Proposal 1, but not all of them check the “revoke my consent” box above and write the name of each such person for whom you do not wish to revoke your consent in the space provided below.

Caligan Proposal 2 — To elect Caligan’s slate of four director nominees — Paul Fonteyne, David Johnson, Lisa Gersh and Kenneth Shea (each, a “Nominee” and collectively, the “Nominees”) — as directors to fill the vacancies resulting from Proposal 1 as directors and hold office until the annual meeting of stockholders to be held in 2020 and until their successors are duly elected and qualified.

REVOKE MY CONSENT	DO NOT REVOKE MY CONSENT	ABSTAIN
☐	☐	☐

INSTRUCTION: To revoke your consent, not revoke your consent or abstain from consenting to the election of all the persons named in Caligan Proposal 2, check the appropriate box above. If you wish to revoke your consent to the election of certain of the above-named persons, but not all of them, check the “revoke my consent” box above and write the name of each such person for whom you do not wish to revoke your consent in the space provided below.

Caligan Proposal 3 — Repeal any provision of the Bylaws in effect at the time this proposal becomes effective, including any amendments thereto, which was not included in the Bylaws that were filed with the Securities and Exchange Commission (the “SEC”) on December 17, 2015.

REVOKE MY CONSENT	DO NOT REVOKE MY CONSENT	ABSTAIN
☐	☐	☐

Caligan Proposal 4 — Amend Article 2, Sections 2.2 and 2.3 of the Bylaws to fix the size of the Board at no more than nine members.

REVOKE MY CONSENT	DO NOT REVOKE MY CONSENT	ABSTAIN
☐	☐	☐

Caligan Proposal 5 — Amend Article 7, Section 7.1 of the Bylaws to require unanimous Board approval in order for directors to amend the Bylaws.

REVOKE MY CONSENT	DO NOT REVOKE MY CONSENT	ABSTAIN
☐	☐	☐

PLEASE SIGN AND DATE THIS REVOCATION BELOW:

Signature (Capacity)	Date

Signature (If Jointly Held) (Capacity/Title)	Date

NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners must each sign personally. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer and give full title as such.

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS CONSENT REVOCATION IN THE POSTAGE-PAID ENVELOPE PROVIDED.